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                             EX-2.1
                             Merger Agreement


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                                MERGER AGREEMENT

                           Dated as of August 28, 1996

                                  By and Among

                           SPECIALTY PAPERBOARD, INC.,

                            CPG ACQUISITION COMPANY,

                                       and

                               CPG INVESTORS INC.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I

DEFINITIONS................................................................   2

ARTICLE II

THE MERGER.................................................................   9
    ss.2.1    The Merger...................................................   9
    ss.2.2    Consummation of the Merger...................................  10
    ss.2.3    Effects of the Merger........................................  10
    ss.2.4    Certificate of Incorporation; By-laws........................  10
    ss.2.5    Directors and Officers.......................................  10
    ss.2.6    Conversion of Securities.....................................  11
    ss.2.7    Closing of Transfer Records..................................  13
    ss.2.8    Payment of Merger Consideration..............................  13
    ss.2.9    Determination of Adjustment to Each
                Shareholder's Closing Payment..............................  15
    ss.2.10   Adjustments to Closing Payments..............................  18
    ss.2.11   Payment of Bank Debt.........................................  20
    ss.2.12   Dissenting Shares............................................  20
    ss.2.13   Closing......................................................  22

ARTICLE III

REPRESENTATIONS OF THE COMPANY.............................................  23
    ss.3.     Representations of the Company...............................  23
    ss.3.1    Existence and Good Standing..................................  23
    ss.3.2    Capital Stock................................................  23
    ss.3.3    Authorization and Validity of this
                Agreement..................................................  24
    ss.3.4    Subsidiaries and Investments.................................  25
    ss.3.5    Financial Statements; No Material Changes....................  26
    ss.3.6    Books and Records............................................  28
    ss.3.7    Title to Properties; Encumbrances............................  29
    ss.3.8    Real Property................................................  29
    ss.3.9    Intellectual Property........................................  30
    ss.3.10   Leases.......................................................  31
    ss.3.11   Material Contracts...........................................  31
    ss.3.12   Consents and Approvals; No Violations........................  33
    ss.3.13   Litigation...................................................  34
    ss.3.14   Taxes........................................................  35
    ss.3.15   Liabilities..................................................  38
    ss.3.16   Insurance....................................................  39


                                       (i)
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                                                                            Page
                                                                            ----

    ss.3.17   Compliance with Laws.........................................  40
    ss.3.18   Employment Relations.........................................  40
    ss.3.19   Employee Benefit Plans.......................................  41
    ss.3.20   Interests in Customers, Suppliers, etc.......................  52
    ss.3.21   Environmental Laws and Regulations...........................  53
    ss.3.22   Bank Accounts, Powers of Attorney............................  57
    ss.3.23   Compensation of Employees....................................  58
    ss.3.24   Conduct of Business..........................................  58
    ss.3.25   Customer Relations...........................................  59
    ss.3.26   Condition of Assets..........................................  59
    ss.3.27   Broker's or Finder's Fees....................................  59

ARTICLE IV

[INTENTIONALLY OMITTED]............................................. ......  60

ARTICLE V

REPRESENTATIONS OF THE PARENT AND ACQUISITION..............................  60

    ss.5.     Representations of the Parent and
                Acquisition................................................  60
    ss.5.1    Existence and Good Standing; Power and
                Authority..................................................  60
    ss.5.2    Restrictive Documents........................................  61
    ss.5.3    Broker's or Finder's Fees....................................  61

ARTICLE VI

TRANSACTIONS PRIOR TO THE CLOSING DATE.....................................  61
    ss.6.1    Conduct of Business of the Company...........................  61
    ss.6.2    Exclusive Dealing............................................  64
    ss.6.3    Review of the Company........................................  64
    ss.6.4    Reasonable Efforts...........................................  66
    ss.6.6    Environmental Audit; Escrow; Reporting.......................  67

ARTICLE VII

CONDITIONS TO THE PARENT'S AND ACQUISITION'S OBLIGATIONS...................  69
    ss.7.     Conditions to the Parent's and Acquisition's
                Obligations................................................  69
    ss.7.1    Opinions of Counsel..........................................  70
    ss.7.2    Good Standing and Other Certificates.........................  70
    ss.7.3    No Material Adverse Change...................................  71
    ss.7.4    Truth of Representations and Warranties......................  71
    ss.7.5    Performance of Agreements....................................  72


                                      (ii)
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                                                                            Page

    ss.7.6    No Litigation Threatened.....................................  72
    ss.7.7    Third Party Consents; Governmental ..........................
                Approvals..................................................  72
    ss.7.8    Repayment of Indebtedness to Third Parties; .................
                Termination of Security Interests..........................  73
    ss.7.9    Financing....................................................  73
    ss.7.10   Termination of Stock Option Plan; Other
                Arrangements...............................................  73
    ss.7.11   FIRPTA.......................................................  73
    ss.7.12   HSR Act......................................................  74
    ss.7.13   Escrow Agreement.............................................  74
    ss.7.14   Environmental Assessments; Rochester
                Environmental Escrow Amount................................  74
    ss.7.15   Customer/Supplier and Tax Diligence..........................  74
    ss.7.16   Adoption of Flexible Benefits Plan
                Document...................................................  75
    ss.7.17   Correction of Noncompliance by Employee
                Benefit Plans With Terms of Plan and/or
                Law........................................................  75
    ss.7.18   Tax Indemnification Agreement................................  75

ARTICLE VIII

CONDITIONS TO THE COMPANY'S OBLIGATIONS....................................  76
    ss.8.     Conditions to the Company's Obligations......................  76
    ss.8.1    Opinions of Counsel..........................................  76
    ss.8.2    Truth of Representations and Warranties......................  76
    ss.8.3    Third Party Consents; Governmental
                Approvals..................................................  77
    ss.8.4    Performance of Agreements....................................  77
    ss.8.5    No Litigation Threatened.....................................  77
    ss.8.6    HSR Act......................................................  77
    ss.8.7    Shareholder Approval.........................................  78
    ss.8.8    Environmental Matters........................................  78

ARTICLE IX

TAX MATTERS................................................................  78
    ss.9.1    Tax Returns..................................................  78
    ss.9.2    Apportionment of Taxes.......................................  80
    ss.9.3    Cooperation; Audits..........................................  81
    ss.9.4    Controversies................................................  81
    ss.9.5    Transfer Taxes...............................................  83
    ss.9.6    Amended Returns..............................................  84
    ss.9.7    Indemnification..............................................  84


                                      (iii)
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ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...............................  86
    ss.10.1   Survival of Representations..................................  86
    ss.10.2   Indemnification..............................................  87
    ss.10.3   Indemnification Procedure....................................  94

ARTICLE XI

TERMINATION................................................................  97
    ss.11.1   Termination..................................................  97
    ss.11.2   Effect of Termination........................................  99
    ss.11.3   Effect of Waiver of Condition Precedent......................  99

ARTICLE XII

MISCELLANEOUS.............................................................. 100
    ss.12.1   Knowledge of the Company..................................... 100
    ss.12.2   Expenses..................................................... 100
    ss.12.3   Governing Law................................................ 100
    ss.12.4   Captions..................................................... 100
    ss.12.5   Publicity.................................................... 101
    ss.12.6   Notices...................................................... 101
    ss.12.7   Parties in Interest.......................................... 102
    ss.12.8   Counterparts................................................. 103
    ss.12.9   Entire Agreement............................................. 103
    ss.12.10  Amendments................................................... 103
    ss.12.11  Severability...............................................  103
    ss.12.12  Third Party Beneficiaries..................................  103

EXHIBITS

Exhibit I     Shareholders
Exhibit II    Unaudited Statements
Exhibit III   Form of Escrow Agreement

Exhibit IV    Form of Tax Indemnification Agreement

SCHEDULES

Schedule 3.2  Equity Rights
Schedule 3.4  Subsidiaries

Schedule 3.5  Preparation of Unaudited Statements; Material
                Adverse Changes

Schedule 3.7  Title to Properties
Schedule 3.8  Real Property
Schedule 3.9  Intellectual Property


                                      (iv)
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Schedule 3.10  Leases
Schedule 3.11  Material Contracts

Schedule 3.12  Consents and Approvals; Violations
Schedule 3.13  Litigation
Schedule 3.14  Other Tax Matters
Schedule 3.15  Liabilities
Schedule 3.16  Insurance
Schedule 3.18  Employment Relations
Schedule 3.19  Employer Benefit Plans
Schedule 3.20  Interests in Customers and Suppliers
Schedule 3.21  Environmental Laws and Regulations
Schedule 3.22  Bank Accounts, Powers of Attorney
Schedule 3.23  Compensation of Employees
Schedule 3.24  Conduct of Business
Schedule 3.27  Broker's or Finder's Fees
Schedule 6.3   Contracts and other Arrangements Restricting
               Disclosure

Schedule 7.8   Indebtedness; Security Interests


                                       (v)
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                                MERGER AGREEMENT

      MERGER AGREEMENT (this "Agreement") dated as of August 28, 1996 by and among SPECIALTY PAPERBOARD, INC., a Delaware corporation (the "Parent"), CPG ACQUISITION COMPANY, a Delaware corporation and a wholly-owned subsidiary of the Parent ("Acquisition"), and CPG INVESTORS INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

      WHEREAS, the persons named on Exhibit I attached hereto under Column A (the "Shareholders") own an aggregate of 520,058 shares of common stock of the Company as specified and described thereon (collectively the "Stock"), such shares of the Shareholders being all of the outstanding shares of the capital stock of the Company;

      WHEREAS, the Company has granted options (the "Options") to purchase 54,500 shares of Class A Common Stock of the Company to certain of its employees (the "Optionholders") pursuant to the CPG Investors Inc. Stock Option Plan, all of which are outstanding;

      WHEREAS, each of the Optionholders is the holder of Options to acquire the number of shares of Class A Common Stock set forth opposite such Optionholder's name in Exhibit

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I attached hereto under Column A, which Options constitute all of the issued and outstanding options to purchase Common Stock or any other capital stock of the Company;

      WHEREAS, subject to the terms and conditions hereof, at or prior to the Closing, the Optionholders will exercise all of their respective Options;

      WHEREAS, the parties hereto desire Acquisition to be merged with and into the Company pursuant to this Agreement with the Company as the surviving corporation (the "Merger"); and

      WHEREAS, it is the intention of the parties hereto that, upon consummation of the Merger pursuant to this Agreement, the Parent shall own all of the outstanding shares of capital stock of the Surviving Corporation.

      NOW, THEREFORE, IT IS AGREED:

                                    ARTICLE I

                                   DEFINITIONS

      ss.1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

      "Acquisition" shall have the meaning specified in the preamble to this Agreement.

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      "Agreement" shall mean this Agreement, as amended, modified or supplemented from time to time.

      "Arbitrator" shall have the meaning specified in Section 2.9(b)(i).

      "Audited Balance Sheets" shall have the meaning specified in Section 3.5.

      "Audited Statements" shall have the meaning specified in Section 3.5.

      "Balance Sheet" shall have the meaning specified in Section 3.5.

      "Balance Sheet Date" shall have the meaning specified in Section 3.5.

      "Base Net Worth" shall have the meaning specified in Section 2.10(a).

      "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

      "Claim" shall have the meaning specified in Section 10.3.

      "Closing" shall have the meaning specified in Section 2.13.

      "Closing Balance Sheet" shall have the meaning specified in Section 2.9(a)(i).

      "Closing Date" shall have the meaning specified in Section 2.13.

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      "Closing Net Worth" shall have the meaning specified in Section 2.9(a).

      "Code" shall have the meaning specified in Section 3.14.

      "Common Stock" shall have the meaning specified in Section 3.2.

      "Company" shall have the meaning specified in the preamble to this Agreement.

      "Company Property" shall have the meaning specified in Section 3.21.

      "Confidentiality Agreement" shall have the meaning specified in Section
6.3.

      "CPG Holdings" shall have the meaning specified in Section 3.5(a).

      "Crestar" shall have the meaning specified in Section 2.6(a).

      "Crestar Loan" shall have the meaning specified in Section 2.6(a).

      "Damages" shall have the meaning specified in Section 10.2(a).

      "DGCL" shall have the meaning specified in Section 2.1.

      "Dissenting Shareholders" shall have the meaning specified in Section
12.12.

      "Effective Time" shall have the meaning specified in Section 2.2.

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      "Employee Benefit Plans" shall have the meaning specified in Section 3.19.

      "Encumbrances" shall have the meaning specified in Section 3.7.

      "ENSR" shall mean ENSR Corporation.

      "Environment" shall have the meaning set forth in Section 3.21.

      "Environmental Claim" shall have the meaning specified in Section 3.21.

      "Environmental Law" shall have the meaning specified in Section 3.21.

      "Equity Rights" shall have the meaning specified in Section 3.2.

      "ERISA" shall have the meaning specified in Section 3.19.

      "Escrow Account" shall have the meaning specified in Section 2.8(b).

      "Escrow Agent" shall have the meaning specified in Section 2.8(b).

      "Escrow Agreement" shall have the meaning specified in Section 7.13.

      "GAAP" shall have the meaning specified in Section 3.5.

      "Governmental Authority" shall have the meaning specified in Section 3.21.

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      "Hazardous Materials" shall have the meaning specified in Section 3.21.

      "HSR Act" shall have the meaning specified in Section 6.4.

      "Indemnified Party" shall have the meaning specified in Section 10.3(a).

      "Indemnifying Party" shall have the meaning specified in Section 10.3(a).

      "ISRA" shall have the meaning set forth in Section 3.21.

      "Intellectual Property" shall have the meaning specified in Section 3.9.

      "Material Adverse Effect" shall have the meaning specified in Section 3.1.

      "Merger" shall have the meaning specified in the preamble to this Agreement.

      "Merger Consideration" shall have the meaning specified in Section 2.6(a).

      "Multiemployer Plan" shall have the meaning specified in Section 3.19.

      "Notice of Objection" shall have the meaning specified in Section 2.9(a)(ii).

      "Optionholders" shall have the meaning specified in the preamble to this Agreement.

      "Options" shall have the meaning specified in the preamble to this Agreement.

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      "Overlap Period" shall have the meaning specified in Section 9.4.

      "Parent" shall have the meaning specified in preamble to this Agreement.

      "Parent Indemnities" shall have the meaning specified in Section 10(b).

      "PBGC" shall have the meaning specified in Section 3.19.

      "Person" shall have the meaning specified in Section 3.11.

      "Pre-Closing Period" shall have the meaning specified in Section 3.14.

      "Real Property" shall have the meaning specified in Section 3.8.

      "Release" shall have the meaning specified in Section 3.21.

      "Remedial Work" shall have the meaning specified in Section 3.21.

      "Returns" shall have the meaning specified in Section 3.14.

      "Rochester Environmental Escrow Account" shall have the meaning specified in Section 2.8(c).

      "Rochester Environmental Escrow Amount" shall have the meaning specified in Section 6.6(a).

      "Shareholder's Closing Payment" shall have the meaning specified in
Section 2.8(a).

      "Shareholders" shall have the meaning specified in the preamble to this Agreement.

      "Shareholders' Payment Agent" shall have the meaning specified in Section 2.8(a).

      "Shareholder's Percentage" shall have the meaning specified in Section 2.10(a).

      "Shareholders' Representative" shall mean SCI Investors Inc. or a replacement representative of the Shareholders appointed by vote of a majority in interest of the Shareholders determined based on their holdings of Stock as set forth in Exhibit I attached hereto.

      "Single Employer Plan" shall have the meaning specified in Section 3.19.

      "Stock" shall have the meaning specified in the preamble to this Agreement.

      "Subsidiary" shall have the meaning specified in Section 3.4.

      "Surviving Corporation" shall have the meaning specified in Section 2.1.

      "Tax Indemnification Agreement" shall have the meaning specified in
Section 7.18.

      "Tax Matter" shall have the meaning specified in Section 9.4.

      "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including,

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without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

      "Unaudited Statements" shall have the meaning specified in Section 3.5.

                                   ARTICLE II

                                   THE MERGER

      ss.2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") at the Effective Time, Acquisition shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Acquisition in accordance with the DGCL.

      ss.2.2 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger, in form reasonably satisfactory to the Company, Parent and Acquisition, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The "Effective Time" as that term is used in this Agreement shall mean the date on which the certificate of merger is filed in accordance with the DGCL.

      ss.2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

      ss.2.4 Certificate of Incorporation; By-laws. The Certificate of Incorporation and By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under the DGCL.

      ss.2.5 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be

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the initial directors of the Surviving Corporation each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

      ss.2.6 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent, Acquisition or their respective shareholders (including without limitation, the Shareholders):

            (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time as set forth (and, with respect to the Optionholders, as to be set forth on or prior to the Closing upon exercise of their respective Options) on Exhibit I under Column B shall be converted into the right to receive, in cash, subject to the sums to be held in the Escrow Account and in the Rochester Environmental Escrow Account pursuant to Section 2.8, a per share amount equal to (i)(A) $53,000,000 less the amount to be repaid on the Closing Date in accordance with Section 2.11

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by the Company to Crestar Bank ("Crestar") and certain other banks for which
Crestar acts as agent under the Credit Agreement, dated as of November 5, 1993 (the "Crestar Loan"), between the Company and Crestar divided by (B) the number of issued and outstanding shares of Common Stock immediately prior to the Effective Time (after taking into consideration the exercise of Options), plus or minus (ii) the adjustment determined and payable pursuant to Sections 2.9 and
2.10. The aggregate consideration payable as described above for all of the shares of Common Stock shall be referred to herein as the "Merger Consideration."

            (b) As of the Effective Time, all Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder's appropriate portion of the Merger Consideration as set forth in
Section 2.6(a), upon surrender of such certificate in accordance with Section 2.6(d).

            (c) Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

            (d) At the Effective Time, each holder of an outstanding certificate that prior thereto represented Common Stock shall be entitled, upon surrender thereof to the Parent, to receive in exchange therefor such holder's appropriate portion of the Merger Consideration pursuant to Section 2.6(a).

            (e) Each share of common stock, par value $.001 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall automatically without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      ss.2.7 Closing of Transfer Records. After the close of business on the Closing Date, transfers of Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

      ss.2.8 Payment of Merger Consideration. Subject to the adjustment provided for in Sections 2.9 and 2.10, payment of the Merger Consideration shall be made by the Parent by wire transfer in immediately available funds as follows:

      (a) to Crestar or such other bank as the Shareholders' Representative may designate, as payment agent for the Shareholders (the "Shareholders' Payment Agent"), the sum of $53,000,000, less (i) the amount to be repaid to Crestar pursuant to Section 2.11 hereof with respect to the Crestar

Loan, (ii) the sum of $3,000,000 to be placed in the Escrow Account pursuant to
Section 2.8(b) hereof, and (iii) such amount as the Parent and the Company agree to place in the Rochester Environmental Escrow Account pursuant to Section 2.8(c) hereof, such sum to be divided among the Shareholders on a pro rata basis according to the number of shares of Common Stock held by each such Shareholder, as listed on Exhibit I attached hereto and, with respect to the Optionholders, as to be set forth on Exhibit I on or before the Closing upon the exercise of their Options (each such amount, the "Shareholder's Closing Payment") to the account designated by the Shareholders' Payment Agent to the Parent at least two Business Days prior to the Closing;

      (b) to the escrow agent (the "Escrow Agent") to be held in an escrow account (the "Escrow Account") pursuant to the provisions of the Escrow Agreement as contemplated by Section 10.2 hereof, the sum of $3,000,000; and

      (c) to the Escrow Agent to be held in an environmental escrow account (the "Rochester Environmental Escrow Account") pursuant to the provisions of the Escrow Agreement as contemplated by Section 10.2 hereof, such amount as is mutually agreed upon by the Parent and the Company pursuant to Section 6.6 hereof to be held as the Rochester Environmental Escrow Amount.

      Each Shareholder's Closing Payment shall be subject to adjustment in accordance with Section 2.9 below.

      ss.2.9 Determination of Adjustment to Each Shareholder's Closing Payment.

      (a) Closing Balance Sheet. (i) As soon as practicable (and in no event later than 45 days after the Closing) the Company shall prepare and deliver to the Parent and the Shareholders' Representative a proposed actual closing consolidated balance sheet of the Company and its subsidiaries as of the opening of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the Audited Balance Sheets. Simultaneously with the preparation and delivery of the Closing Balance Sheet, the Company shall prepare and deliver to the Parent and the Shareholders' Representative a statement of "Closing Net Worth," defined herein as total assets, including cash, less total liabilities, excluding the outstanding balance of the Crestar Loan, each as set forth in the Closing Balance Sheet.

            (ii) If neither the Parent nor the Shareholders' Representative objects to the determination by the Company of the Closing Net Worth by written notice of objection (the "Notice of Objection") delivered to the other party within 20 days after the receipt of such statement, such Notice of

Objection to describe in reasonable detail such party's proposed adjustments to the Closing Net Worth, the proposed Closing Net Worth shall be deemed final and binding.

            (iii) If either party delivers a Notice of Objection in respect of the Closing Net Worth, then any dispute shall be resolved in accordance with paragraph (b) of this Section 2.9.

            (iv) During the period that the Parent and the Shareholders' Representative are conducting their review of the determination of the Closing Net Worth, and subsequent to issuance of the Closing Balance Sheet, Parent and the Shareholders' Representative and their respective representatives shall have reasonable access during normal business hours to the workpapers, schedules, memoranda, and all of the documents, including accounting records and other information arising after the Closing Date, prepared or reviewed by the Company and its employees related to or arising in connection with the preparation of the Closing Balance Sheet and the determination of the Closing Net Worth.

            (v) The Company will make the work papers prepared in connection with its preparation of the Closing Balance Sheet available to each of the Parent and the Shareholders' Representative and their respective representatives at reasonable times and upon reasonable notice subsequent to the completion of their review of the Closing Balance Sheet and at any time during the resolution of any objections raised by any party with respect to the Closing Balance Sheet and the determination of the Closing Net Worth.

      (b) Resolution of Disputes. (i) If either Parent or the Shareholders' Representative objects to the Closing Balance Sheet or the determination of the Closing Net Worth as determined by the Company, then the Parent and the Shareholders' Representative shall promptly endeavor to agree upon the Closing Net Worth. In the event that a written agreement as to the Closing Net Worth has not been reached within 20 days after the date of receipt by the Parent or the Shareholders' Representative, as the case may be, of a Notice of Objection thereto, then the determination of the Closing Net Worth shall be submitted to a mutually agreed nationally recognized accounting firm (the "Arbitrator").

            (ii) Within 45 days of the submission of any dispute concerning the preparation of the Closing Balance Sheet or the determination of Closing Net Worth to the Arbitrator, the Arbitrator shall render a decision in accordance with this paragraph (b) hereof along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon the parties hereto.

            (iii) The fees and expenses of the Arbitrator for any determination under this paragraph (b) shall be shared equally by the Parent and the Shareholders' Representative.

            (iv) Nothing herein shall be construed to authorize or permit the Arbitrator to determine (A) any question or matter whatever under or in connection with this Agreement, except the determinations of what adjustments, if any, must be made in one or more of the items reflected in the Closing Balance Sheet delivered by the Company in order for the Closing Balance Sheet to be prepared in accordance with the provisions of this Agreement. Nothing herein shall be construed to require the Arbitrator to follow any rules or procedures of any arbitration association.

      ss.2.10 Adjustments to Closing Payments. (a) Upon the final determination of the Closing Net Worth, the parties shall make the following adjustments:

            (i) If the Closing Net Worth is greater than $22,771,000 (the "Base Net Worth"), then each Shareholder's Closing Payment shall be increased by the amount of such difference multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by such Shareholder as set forth (and, with respect to the Optionholders, as to be set forth on or prior to the Closing upon exercise of their respective Options) on Exhibit I attached hereto, and the denominator of which is the total number of issued and outstanding shares of Common Stock (after taking into account the exercise of Options) (the "Shareholder's Percentage").

            (ii) If the Closing Net Worth is less than the Base Net Worth, then each Shareholder's Closing Payment shall be decreased by the amount of such difference multiplied by the Shareholder's Percentage.

            (b) Any adjustment to any Shareholder's Closing Payment required under this Section 2.10 shall bear interest from the Closing Date to the date of payment thereof at a per annum rate equal to the "prime lending rate" as published in The Wall Street Journal as of the Closing Date based upon the actual number of days elapsed on a 365 day year. Any adjustment required pursuant to Section 2.10(a)(i) shall be paid by the Parent to the Shareholders' Payment Agent in cash in the manner set forth in Section 2.8(a). Any adjustment required pursuant to Section 2.10(a)(ii) shall be paid by each Shareholder to the Parent in cash by wire transfer in immediately available funds to an account specified by the Parent at least two Business Days prior to the date on which such payment is required to be made hereunder. Such adjustment shall be made on such of the following dates as may be applicable: (A) if neither Parent nor the Shareholders' Representative shall have objected to the preparation of the Closing Balance Sheet, the earlier of (1) 25 days after delivery to the Parent and the Shareholders' Representative of the Closing Balance Sheet or (2) 5 days after each of the Parent and the Shareholders' Representative have each indicated that it has no objections to the Closing Balance Sheet or
(B) if the Parent or the Shareholders' Representative shall have objected to the Closing Balance Sheet, within 5 days following final agreement or decision with respect to the Closing Balance Sheet as provided above.

      ss.2.11 Payment of Bank Debt. In addition to the payment of the Merger Consideration pursuant to Article II hereof, at Closing, Parent shall, by wire transfer, pay or cause the Company to repay the outstanding balance of the Crestar Loan as of the opening of business on the Closing Date.

      ss.2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by Shareholders who comply with all the provisions of the DGCL concerning the right of Shareholders to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving

Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Shareholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Common Stock outstanding at the Effective Time and held by Dissenting Shareholders in accordance with applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give the Parent, Acquisition and the Shareholders' Representative prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and shall give the Shareholders' Representative, after consultation with the Parent, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of the Parent and the Shareholders' Representative, settle or offer to settle any demand for an amount in excess of the sum described in the next succeeding paragraph of this
Section 2.12.

            If at the conclusion of the appraisal procedure set forth in Section 262 of the DGCL, the Surviving Corporation is ordered to make any payment in respect of any of the shares of Common Stock of any Dissenting Shareholder in an amount in excess of the product of (A) the number of any such shares of any such Dissenting Stockholder and (B) the per share Merger Consideration, then, upon the making of any such payment, the Surviving Corporation shall be entitled to be repaid out of the Escrow Account the amount of such payment, together with the fees, costs and expenses suffered or reasonably incurred by the Surviving Corporation, including, without limitation, any costs taxed to it by the court in such proceedings, relating to the demand for and the implementation and conduct of such proceedings.

      ss.2.13 Closing. The closing of the Merger referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case, New York, New York on September 30, 1996, or at such other time and date (not later than October 15, 1996) as the parties hereto shall designate in writing. Such date is herein referred to as the "Closing Date".

                                   ARTICLE III

                         REPRESENTATIONS OF THE COMPANY

      ss.3. Representations of the Company. The Company hereby represents and warrants to the Parent as follows:

      ss.3.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or license necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

      ss.3.2 Capital Stock. The Company has an authorized capitalization consisting of 577,201 shares of common stock, par value $0.01 per share, of which 462,814 are designated as Class A Common Stock, 10,101 are designated as Class B Common Stock and 104,286 are designated as Class C Common Stock (collectively, the "Common Stock"), of which 405,671 shares of Class A Common Stock, 10,101 shares of Class B Common Stock and 104,286 shares of Class C Common Stock are issued and outstanding on the date hereof and 460,171 shares of Class A Common Stock, 10,101 shares of Class B Common Stock and 104,286 shares of Class C Common Stock will be issued and outstanding at Closing. All outstanding shares of capital stock of the Company have been, or will be when issued, duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, except as set forth on
Schedule 3.2, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements (collectively "Equity Rights") of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company. At closing, there will be no outstanding Equity Rights.

      ss.3.3 Authorization and Validity of this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized and approved by its Board of Directors and by the holders of a requisite amount of the Stock and no other corporate action on the part of the Company or action by the stockholders of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution of this Agreement by the Parent, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      ss.3.4 Subsidiaries and Investments. Set forth on Schedule 3.4 is a list of each corporation, partnership and other business entity in which the Company owns, directly or indirectly, any equity security or other equity interest and which is controlled, directly or indirectly, by the Company (a "subsidiary"). Except as set forth on Schedule 3.4 each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as set forth on Section 3.4), and has all requisite power to own its property and to carry on its business as now being conducted. Set forth on Schedule 3.4 is a list of jurisdictions in which each subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned or leased by each subsidiary, or the nature of the business conducted by each subsidiary, makes each qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding shares of capital stock and other equity interests of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 3.4, are owned, of record and beneficially, by the Company or a subsidiary, free and clear of all liens, encumbrances, restrictions and claims of every kind. No shares of capital stock and other equity interests of any subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary or pursuant to which any subsidiary is or may become obligated to issue or exchange any shares of capital stock or other equity interests. Neither the Company nor any subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity except as set forth on
Schedule 3.4.

      ss.3.5 Financial Statements; No Material Changes.

      (a) The Company has heretofore furnished the Parent with audited consolidated balance sheets of its wholly-owned subsidiary, CPG Holdings Inc. ("CPG Holdings") and its subsidiaries as of December 31, 1994 and December 31, 1995 (the "Audited Balance Sheets"), together with related consolidated statements of income and retained earnings and cash flows for the years then ended, together with the report of Coopers & Lybrand L.L.P. (collectively with the Audited Balance Sheets, the "Audited Statements"). The Audited Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP") and fairly present in all material respects the financial position of CPG Holdings its subsidiaries at the respective dates thereof, and the results of the operations and cash flows of CPG Holdings and its subsidiaries for the respective periods indicated.

      (b) The Company has also heretofore furnished the Parent with an unaudited consolidated balance sheet of CPG Holdings and its subsidiaries as of June 2, 1996, together with related consolidated statements of income and retained earnings and cash flows for the period then ended, a copy of which is attached hereto as Exhibit II (collectively, the "Unaudited Statements"). Except as described on Schedule 3.5, the Unaudited Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of CPG Holdings and its subsidiaries at the date thereof, and the results of the operations and cash flows of CPG Holdings and its subsidiaries for the period indicated. The unaudited balance sheet of CPG Holdings and its subsidiaries dated June 2, 1996, is hereinafter referred to as the "Balance Sheet" and June 2, 1996, is hereinafter referred to as the "Balance Sheet Date."

      (c) Except as set forth on Schedule 3.5, since December 31, 1995, there has been no (i) material adverse change in the business, operations, financial condition or results of operations of the Company and its subsidiaries taken as a whole or (ii) material damage, destruction or loss to any asset or property, tangible or intangible, of the Company or any of its subsidiaries which materially affects the ability of the Company or any of its subsidiaries to conduct its business.

      (d) The Company has no assets (other than 100% of the issued and outstanding capital stock of CPG Holdings) and has no liabilities.

      ss.3.6 Books and Records. The minute books of the Company and each of its subsidiaries, as previously made available to the Parent and its representatives, contain materially accurate records of all meetings of, and corporate actions taken by (including action taken by written consent), the respective shareholders and Board of Directors of the Company and each of such subsidiaries. At Closing all of the books and records of the Company and its subsidiaries will be in the possession of the Company.

      ss.3.7 Title to Properties; Encumbrances. Except as set forth on Schedule
3.7 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, the Company and each of its subsidiaries have good title to their material properties and assets (real and personal, tangible and intangible), including, without limitation, the material properties and assets reflected in the Balance Sheet, subject to no encumbrance, lien, charge or other restriction of any kind or character ("Encumbrances"), except for (i) Encumbrances reflected in the Balance Sheet or the Audited Statements, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances arising by operation of law and (iv) Encumbrances described on Schedule 3.7 attached hereto.

      ss.3.8 Real Property. Schedule 3.8 attached hereto contains an accurate and complete list of all real property owned in whole or in part by the Company or any of its subsidiaries (the "Real Property"). With respect to all of the buildings, structures and appurtenances situated on the

Real Property, the Company and its subsidiaries have adequate rights of ingress and egress for operation of the business of the Company and its subsidiaries in the ordinary course consistent with past practice. None of such buildings, structures or appurtenances, or the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others, except for such violations, encumbrances or encroachments which would not have a Material Adverse Effect.

      ss.3.9 Intellectual Property. Schedule 3.9 attached hereto sets forth a list of all licenses, patents, trade names, trademarks and service marks (collectively, the "Intellectual Property") owned by the Company and its subsidiaries and/or used in the conduct of its business as presently conducted. The Company knows of no license, patent, trade name, trademark or service mark which is not included within the Intellectual Property and which is necessary for the continued conduct of its business as presently conducted. Except as described on Schedule 3.9, all such Intellectual Property is in full force and effect and neither the Company nor any of its subsidiaries has received written notice of any event, inquiry, investigation or proceeding threatening the rights of the Company or any of its subsidiaries in any such Intellectual Property.

      ss.3.10 Leases. Schedule 3.10 attached hereto contains a list of all leases or sub-leases to which the Company or any of its subsidiaries is a party requiring an annual aggregate payment of at least $50,000. Except as otherwise set forth in Schedule 3.10 attached hereto, each lease or sub-lease set forth in
Schedule 3.10 is in full force and effect; all rents and additional rents due to date from the Company or any of its subsidiaries on each such lease or sublease have been paid; neither the Company nor any of its subsidiaries has received written (or, to the Company's knowledge, oral) notice that it is in material default under any such lease or sub-lease; and, to the knowledge of the Company, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company or any of its subsidiaries under such lease or sub-lease.

      ss.3.11 Material Contracts. Except as set forth on Schedule 3.10 and
Schedule 3.11 attached hereto, neither the Company nor any of its subsidiaries has or is bound by (a) any agreement, contract or commitment that involves the performance of services or the delivery of goods and/or materials by it of an amount or value in excess of $50,000 other than open sales orders and purchase orders entered into in the ordinary course of business, (b) any agreement, contract or commitment not in the ordinary course of business, (c) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (d) any agreement, contract or commitment relating to capital expenditures in excess of $50,000,
(e) any agreement, indenture or instrument relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (f) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person"), any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, (g) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business), (h) any management service, consulting or any other similar type of contract, (i) any agreement, contract or commitment limiting the ability of the Company or any of its subsidiaries to engage in any line of business or to compete with any Person, (j) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its subsidiaries other than in the ordinary course of business, or (k) any amendment, modification or supplement in respect of any of the foregoing. Except as otherwise set forth on Schedule 3.11, each contract or agreement set forth on Schedule 3.11 is in full force and effect and there exists no material default or event of default by the Company or any of its subsidiaries thereunder or, to the knowledge of the Company, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

      ss.3.12 Consents and Approvals; No Violations. Except as set forth in
Schedule 3.12 attached hereto, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for such filing, permit, consent or approval, the absence of which, and violations, breaches, defaults, conflicts and encumbrances which, in the aggregate would not have a Material Adverse Effect.

      ss.3.13 Litigation. Except as set forth on Schedule 3.13 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries or their respective properties or rights which could materially and adversely affect the right or ability of the Company or any of its subsidiaries to carry on their respective business as now conducted, or which could have a Material Adverse Effect; and the Company knows of no valid basis for any such action, proceeding or investigation. Neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be likely to have a Material Adverse Effect.

      ss.3.14 Taxes. (a) Tax Returns. The Company and each of its subsidiaries have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("Returns") that are required to be filed by, or with respect to, the Company and its subsidiaries on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all material liability for Taxes of the Company and its subsidiaries for the periods covered thereby.

      (b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and each of its subsidiaries for all taxable years or periods that end as of or before the opening of business on the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending as of the opening of business on the Closing Date ("Pre-Closing Periods") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of the Company in accordance with GAAP.

      (c) Other Tax Matters. (i) Schedule 3.14 attached hereto sets forth (A) each taxable year or other taxable period of the Company and each of its subsidiaries for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Company has been finally completed and the disposition of such audits or examinations,
(C) the taxable years or other taxable periods of the Company and each of its subsidiaries which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Company and its subsidiaries which have been proposed or assessed by any taxing authority and (E) a list of all notices received by the Company and its subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Company and its subsidiaries, which issue has not been finally determined and which, if determined adversely to the Company or such subsidiary, could result in a Tax liability.

            (ii) Except as set forth on Schedule 3.14, neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

            (iii) All Taxes which the Company or any of its subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (iv) Neither the Company nor any of its subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

            (v) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company or any predecessor or affiliate thereof and any other party (including any of the Shareholders and any predecessor or affiliate thereof) under which the Parent, the Company or any of its subsidiaries could be liable for any Taxes or other claims of any party.

            (vi) Neither the Company nor any of its subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

            (vii) No indebtedness of the Company or any of the subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

            (viii) Neither the Company nor any of its subsidiaries is a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

      ss.3.15 Liabilities. Neither the Company nor any of its subsidiaries has any outstanding material claims, liabilities or indebtedness, contingent or otherwise, which are required to be disclosed in accordance with GAAP, except as set forth in the Balance Sheet or the Audited Statements or referred to in the footnotes thereto, other than (a) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business or (b) as disclosed on Schedule 3.15 attached hereto.

      ss.3.16 Insurance. Schedule 3.16 contains an accurate and complete list of all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by the Company or any of its subsidiaries together with a summary description thereof. Neither the Company nor any of its subsidiaries has received (i) any written notice of cancellation of any policy described in such Schedule or refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) to the knowledge of the Company, any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. To the knowledge of the Company, since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of the Company or any its subsidiaries with its insurers or in the premiums payable pursuant to such policies.

      ss.3.17 Compliance with Laws. The Company and each of its subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, this Section 3.17 shall not apply to Environmental Laws, which are covered exclusively by Section 3.21 hereof, or to compliance with ERISA and the Code in connection with Employee Benefit Plans, which are covered exclusively by Section 3.19 hereof.

      ss.3.18 Employment Relations. (a) The Company and each of its subsidiaries is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice;

      (b) no unfair labor practice complaint against the Company or any of its subsidiaries is pending before the National Labor Relations Board;

      (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries;

      (d) except as set forth in Section 3.18, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company or any of its subsidiaries; and

      (e) except as provided on Schedule 3.18, no claim in respect of the employment of any employee has been asserted or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries.

      ss.3.19 Employee Benefit Plans. (a) List of Plans. Set forth in Schedule
3.19 attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension, retirement, deferred compensation, medical, life, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices; (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii)) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company or to any of its subsidiaries and all employers (whether or not incorporated) that are by reason of common control treated together with the Company, any of its subsidiaries and/or the Shareholders as a single employer (i) within the meaning of Section 414 of the Code or (ii) as a result of the Company or any subsidiary and/or any of the Shareholders being or having been a general partner of any such employer), since September 2, 1974 ("Employee Benefit Plans").

      (b) Status of Plans. Except as set forth on Schedule 3.19 or, except with respect to an event or condition of noncompliance which would not result in a Material Adverse Effect, each Employee Benefit Plan has at all times been maintained and operated in compliance in all material respects with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Neither the Company nor any of its subsidiaries has any commitment, intention or understanding to create, modify or terminate any

Employee Benefit Plan. Except as required by applicable law or the terms of a current collective bargaining agreement, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. Except for scheduled benefit increases under the Company's defined benefit pension plan required by the current collective bargaining agreements listed in
Schedule 3.18, copies of which have been furnished to the Parent, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

      (c) Liabilities. No Employee Benefit Plan subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Except for payments of premiums to the Pension Benefit Guaranty Corporation ("PBGC"), neither the Company nor any of its subsidiaries has incurred any liability (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any indirect, contingent, or secondary liability) to the PBGC in connection with any Employee Benefit Plan covering any active, retired or former employees or directors of the Company or any of its subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of the Company or any of its subsidiaries to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Parent by the PBGC.

      Neither the Company nor any of its subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Employee Benefit Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plan"), and no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any of its subsidiaries to any such Multiemployer Plan.

      Neither the Company nor any of its subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code and neither the Company nor any of its subsidiaries is subject to any liability, including, without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. Except as set forth in Schedule 3.19, neither the Company nor any of its subsidiaries maintains any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits and having unfunded liabilities. Neither the Company nor any of its subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

      Except as set forth on Schedule 3.19, neither the Company nor any of its subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

      Except as set forth on Schedule 3.19, neither the Company nor any of its subsidiaries has incurred any liability for any tax or excise tax arising under
Section 4971, 4977, 4978, 4978B, 4979, 4980 or 4980B of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

      No asset of the Company or any of its subsidiaries is subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Company nor any of its subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

      There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened, anticipated or expected to be asserted against any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its subsidiaries or any fiduciary of any Employee

Benefit Plan, in any case with respect to any Employee Benefit Plan. Except as set forth on Schedule 3.19, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

      (d) Contributions. Except as set forth on Schedule 3.19, full payment has been made of all amounts which the Company or any of its subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions have been fully deducted for income tax purposes or will be deducted for the Company's taxable year on account of which such contributions were made and no such deduction has been challenged or disallowed by any governmental authority, and to the knowledge of the Company, no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. Except as set forth on Schedule 3.19, the Company has made adequate provision for reserves to make Employee Benefit Plan contributions that have accrued through the Closing Date, but that have not been made because they are not yet due under the terms of any

Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

      (e) Funded Status; Withdrawal Liability. Except as set forth on Schedule 3.19, as of the date of this Agreement, the current value of the accumulated benefit obligations (based upon actuarial assumptions which are in the aggregate reasonable in all respects and which have been furnished to and relied upon by the Parent) under each Employee Benefit Plan which is covered by Title IV of ERISA and which is a "Single Employer Plan" (as such term is defined in Section 4001(a)(15) of ERISA) ("Single Employer Plan") did not exceed the current fair value of the assets of each such Single Employer Plan allocable to such accrued benefits. Except as set forth on Schedule 3.19, since the Balance Sheet Date, there has been (i) no material adverse change in the financial condition of any Single Employer Plan, (ii) no change in the actuarial assumptions with respect to any Single Employer Plan and (iii) no increase in benefits under any Single Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise, which individually or in the aggregate, would result in the current value of any

Single Employer Plan's accrued benefits exceeding the current value of all such Single Employer Plan's assets.

      As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Subpart 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its subsidiaries to all Multi-employer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not exceed $50,000. To the knowledge of the Company, there has been no material change in the financial condition of any Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

      (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified, as to design, by the Internal Revenue Service, but solely as to plan provisions required as of December 31, 1994. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the Internal Revenue Service. Since the date of each most recent determination referred to in this paragraph (f), to the knowledge of the Company, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

      (g) Transactions. No "reportable event" (as such term is defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any Employee Benefit Plan. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or, to the knowledge of the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

      (h) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its subsidiaries. Except as set forth on Schedule 3.19, no Employee Benefit Plan provides for the payment of severance benefits upon the termination of an employee's employment.

      (i) Documents. The Company has delivered or caused to be delivered to the Parent and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared actuarial valuation report for each Employee Benefit Plan covered by Title IV of ERISA; (vii) the most recently prepared financial statements; and (viii) all contracts relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

      ss.3.20 Interests in Customers, Suppliers, etc. Except as set forth on
Schedule 3.20 attached hereto, none of the Shareholders nor any officer or director of the Company or any of its subsidiaries possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company or any of its subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

      ss.3.21 Environmental Laws and Regulations. Except as set forth on
Schedule 3.21 and except for that which would not have a Material Adverse
Effect:

      (a) To the knowledge of the Company, Hazardous Materials have not been generated, used, treated, stored or Released on, or transported to or from, any Company Property, except in compliance with Environmental Law.

      (b) The Company and each of its subsidiaries is in compliance in all material respects with Environmental Law (as hereinafter defined) and the requirements of any permits issued under such Environmental Laws with respect to any Company Property.

      (c) There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company, its subsidiaries or any Company Property.

      (d) There are no facts, circumstances, conditions or occurrences regarding the Company's past or present business or operations or any Company Property or former Company Property, that could reasonably be anticipated (i) to form the basis of an Environmental Claim against the Company, its subsidiaries or any Company Property or (ii) to cause such Company Property to be subject to any legal restrictions on its ownership, occupancy, use or transferability under any Environmental Law. Notwithstanding anything herein to the contrary, the matters covered in subparagraphs (a), (b), (c) and (e) of this Section 3.21 shall be excluded from the scope of this subparagraph (d), it being the intent of the parties that the representations made pursuant to such other subparagraphs shall be the exclusive representations and warranties made in this Agreement with respect to the matters addressed therein.

      (e) To the knowledge of the Company, there are not now and never have been any underground storage tanks located on any Company Property or on any property adjoining or adjacent to any Company Property.

      (f) For purposes of this Agreement, the following words and phrases shall have the following meanings:

            "Company Property" means any real property and improvements owned, leased, used, operated or occupied by the Company or any of its subsidiaries.

            "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, friable asbestos and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

            "Environment" means soil, sediment, surface waters, groundwater and air.

            "Environmental Claim" means (i) any (a) Remedial Work, to the extent required by Environmental Law, or (b) a judicial or administrative proceeding under any Environmental Law, commenced by a Governmental Authority, or by a third party, seeking damages, injunctive relief, reimbursement of costs, response costs or penalties, in the case of (a) or (b) arising from the Release prior to Closing of Hazardous Materials on Company Property or from the Company's conduct prior to Closing, (ii) a directive by a Governmental Authority requiring that Remedial Work be undertaken pursuant to an Environmental Law to address a Release of Hazardous Materials on Company Property, which Release occurred prior to Closing, or (iii) a written notice from a Governmental Authority that an investigation has commenced, will commence or must be commenced concerning the Release or suspected Release of Hazardous Materials on Company Property, which Release is ultimately determined to have occurred prior to Closing. Notwithstanding the foregoing, "Environmental Claim" shall not include any directive or judicial, administrative or regulatory proceeding, or investigation, to the extent that it relates to (x) laws or regulations which have as their primary mission the protection of employee health and safety and which are administered or enforced by the Occupational Safety and Health Administration or other Governmental Authority, (y) Remedial Work required pursuant to ISRA that relates to a condition created on any Company property subsequent to Closing, or (z) obligations (including, without limitation, closure obligations under RCRA) that are incurred or arise because of the cessation of some or all of the operations at any Company Property subsequent to the Closing Date (except obligations that relate to the presence of Hazardous Materials on Company Property prior to Closing in circumstances that could have given rise to an Environmental Claim prior to Closing had such circumstances been known to the relevant Governmental Authorities).

            "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, written and binding guideline or policy, or rule of common law, in effect and, in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, applicable to the Company or Company Property, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C ss.2701 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss. 651 et seq.;and their state and local counterparts and equivalents, and the New Jersey Industrial Site Recovery Act, N.J.S.A. ss. 13.6:1k-6, et seq. ("ISRA").

            "Governmental Authority" means any federal, state, or local agency, department or political subdivision of government that has jurisdiction to administer and enforce an Environmental Law.

            "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, or otherwise entering, into the Environment.

            "Remedial Work" means any investigation, monitoring, clean-up, containment, restoration, remedial, removal or other work concerning or relating to Hazardous Materials that is required by any Governmental Authority, judicial order or decree, or by any Environmental Law.

      ss.3.22 Bank Accounts, Powers of Attorney. Set forth on Schedule 3.22 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which the Company or any of its subsidiaries has a material account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company or any of its subsidiaries.

      ss.3.23 Compensation of Employees. Set forth on Schedule 3.23 attached hereto is an accurate and complete list for fiscal year 1995 showing the names of all persons employed by the Company and/or any of its subsidiaries who received more than $50,000 in 1995 cash compensation (including, without limitation, salary, commission and bonus) and who are expected to be employed by the Company and/or any of its subsidiaries on the Closing Date. Such list sets forth the present salary or hourly wage, total in 1995 and expected 1996 cash compensation (including, without limitation, salary, commission and bonus), of each such person.

      ss.3.24 Conduct of Business. Except as disclosed on Schedule 3.24 attached hereto and except as expressly contemplated by this Agreement, since December 31, 1995, the Company has taken no action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the Company's agreements set forth in Section 6.1
      ss.3.25 Customer Relations. To the knowledge of the Company, there has not been any change in relations with customers of the Company and its subsidiaries as a result of the transactions contemplated by this Agreement which could have a Material Adverse Effect and the Company has no knowledge of any plans by any of its customers to make any such change.

      ss.3.26 Condition of Assets. The assets and properties utilized in and material to the conduct of the Company's and its subsidiaries' business, whether owned or leased, are, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and, in the opinion of the Company, are suitable for the purposes for which they are presently being used.

      ss.3.27 Broker's or Finder's Fees. Except as described on Schedule 3.27 (whose fees and expenses will be paid by the Company prior to Closing or by the Shareholders), no agent, broker, person or firm acting on behalf of the Company or the Shareholders, is, or will be, entitled to any commission or broker's or finder's fees from the Company or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                             [INTENTIONALLY OMITTED]

                                    ARTICLE V

                  REPRESENTATIONS OF THE PARENT AND ACQUISITION

      ss.5. Representations of the Parent and Acquisition. Each of the Parent and Acquisition represents and warrants to the Company and the Shareholders as follows:

      ss.5.1 Existence and Good Standing; Power and Authority. Each of the Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Acquisition has the requisite corporate power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by each of the Parent and Acquisition and, assuming the due execution of this Agreement by the Company, is a valid and binding obligation of each of the Parent and Acquisition enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      ss.5.2 Restrictive Documents. Neither the Parent nor Acquisition is subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would prevent consummation by it of the transactions contemplated by this Agreement.

      ss.5.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Parent or Acquisition is, or will be, entitled to any commission or broker's or finder's fees from the Company or any of the Shareholders in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                     TRANSACTIONS PRIOR TO THE CLOSING DATE

      ss.6.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company and each of its subsidiaries shall conduct its operations only according to its ordinary and usual course of business; use its reasonable efforts to preserve intact its business organizations, keep available the services of its officers and employees and maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it; subject to applicable laws relating to the exchange of information, confer with the Parent concerning operational matters of a material nature and report periodically to the Parent concerning the business, operations and financial condition of the Company and its subsidiaries. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Parent or as is otherwise permitted or required by this Agreement, the Company shall, and shall cause each of its subsidiaries to, (a) refrain from amending or modifying its Certificate of Incorporation or ByLaws from its form on the date of this Agreement, (b) refrain from paying or increasing any bonuses, salaries, or other compensation to any director, officer, employee or stockholder or entering into any employment, severance, or similar agreement with any director, officer, or employee other than, in each case, in the ordinary course of business consistent with past practice, (c) refrain from the adopting or increasing of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees, (d) refrain from entering into any material contract or commitment except material contracts and commitments in the ordinary course of business consistent with past practice, (e) refrain from increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, (f) refrain from cancelling or waiving any claim or right of substantial value which, individually or in the aggregate, is material, (g) refrain from declaring or paying any dividends in respect of its capital stock or redeeming, purchasing or otherwise acquiring any of its capital stock, (h) refrain from making any material change in accounting methods or practices, except as required by law or generally accepted accounting principles, (i) other than in connection with the exercise of Options, refrain from issuing or selling any shares of capital stock or any other securities, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities, or making any other changes in its capital structure, (j) other than inventory sold in the ordinary course of business, refrain from selling, leasing or otherwise disposing of any asset or property having a value in excess of $100,000 in the aggregate, unless pursuant to an existing contract or commitment to do so which has been listed on
Schedule 3.11 attached hereto, (k) refrain from entering into any commitment for the making of a capital expenditure in excess of $100,000, (l) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material and (m) refrain from agreeing in writing to do any of the foregoing.

      ss.6.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, neither the Company or any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries nor the Shareholders' Representative shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Parent, concerning any purchase of any capital stock of the Company or any of its subsidiaries or any merger, sale of substantial assets or similar transaction involving the Company or its subsidiaries.

      ss.6.3 Review of the Company. Subject to applicable laws relating to the exchange of information, the Parent may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its subsidiaries and their respective financial and legal condition to the extent they deem necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of the Parent for breaches of those representations and warranties. Subject to applicable laws relating to the exchanges of information, upon reasonable notice, the Company shall permit the Parent and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of the Company and its subsidiaries and to cause the officers of the Company to furnish the Parent with such financial and operating data and other information with respect to the business and properties of the Company as the Parent shall from time to time reasonably request. The Company shall deliver or cause to be delivered to the Parent such additional instruments, documents, certificates and opinions as the Parent may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached hereto and (b) consummating or evidencing the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, neither the Company nor any of its subsidiaries shall be required to provide access to, or to disclose, information where such access or disclosure would violate the rights of any customer of the Company or any of its subsidiaries under a written contract with the Company or any of its subsidiaries which is listed on Schedule 6.3, jeopardize the attorney-client privilege, or contravene any judgment, decree or agreement which is binding on the Company entered into prior to the date of this Agreement and which is listed on Schedule 6.3. The Company and its subsidiaries will endeavor to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties hereto acknowledge that the Parent and Custom Papers Group Inc. have entered into a Confidentiality Agreement dated May 21, 1996 (the "Confidentiality Agreement") and that information obtained during any such review will be subject to the terms of the Confidentiality Agreement.

      ss.6.4 Reasonable Efforts. Each of the Company, the Shareholders' Representative and the Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations (including, without limitation, the filing of Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission and the Antitrust Division of the Department of Justice) to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company or its subsidiaries as are necessary for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.

      ss.6.5 ISRA Filings. Prior to Closing, the Company shall obtain, or cause to be obtained, in connection with the transactions contemplated by this Agreement, from the New Jersey Department of Environmental Protection ("NJDEP"), in accordance with the provisions of the New Jersey Industrial Site Recovery Act, N.J.S.A. ss. 13.6:1k-8 et seq., a "Negative Declaration," "No Further Action Letter," a remedial action workplan, a remediation agreement, or a determination that the transaction contemplated by this Agreement may proceed without further approvals by NJDEP and without further actions by the Company and/or the Shareholders with respect to the Company Property located in Hughesville and Warren Glen, New Jersey.

      ss.6.6 Environmental Audit; Escrow; Reporting. (a) Promptly after execution of this Agreement, the Parent and the Company shall instruct ENSR to perform a Phase II environmental assessment with respect to (i) the two settling ponds located on the north side of the Company's Rochester, Michigan facility and (ii) the earthen bermed tank storage area located in the southeast corner of the Company's Rochester, Michigan facility; the scope of which review shall be in accordance with the Phase II framework prepared by ENSR as set forth in a memorandum dated, August 23, 1996 which has been agreed to by the Parent and the Company on or prior to the date hereof. The costs and expenses of such environmental assessment shall be borne equally by the Company and the Parent. Upon completion of such environmental assessment, the Parent shall cause a copy of all written reports and analytical results to be delivered to the Company and the Parent and the Company shall engage in a good faith effort to mutually agree in writing on an amount to be deposited into the Rochester Environmental Escrow Account to provide the indemnification set forth in Section 10.2(b)(i)(B) (the "Rochester Environmental Escrow Amount").

      (b) The Company agrees to (i) report promptly to the appropriate Governmental Authorities events relating to the release on or about February 1995 of approximately 3,000 gallons of polyvinyl acetate resin; and (ii) complete all sampling, testing and other investigation of the two settling ponds located on the north side of the Company's Rochester, Michigan facility as required by applicable Environmental Laws or otherwise sufficient to determine whether such ponds have been closed in full compliance with applicable Environmental Laws, including whether notice to or involvement by Governmental Authorities may be required under applicable Environmental Laws, and, in the event notice or involvement is required, provide appropriate and timely notice or initiate such involvement after consultation with the Parent. In the event the Company believes, after conducting sufficient sampling, testing or other investigation in connection with clause (ii) above, that the ponds have been closed in full compliance with applicable Environmental Laws and that no notice to or involvement by a Governmental Authority is required, the Company shall provide to the Parent a legal opinion to that effect, in form and substance, and from counsel, reasonably acceptable to the Parent.

      ss.6.7 Schedule Supplements and Amendments. From time to time prior to the Closing Date with the prior written consent of the Parent which may be withheld in the Parent's sole discretion, the Company may supplement or amend any of the Schedules attached hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in any such Schedule.

                                   ARTICLE VII

            CONDITIONS TO THE PARENT'S AND ACQUISITION'S OBLIGATIONS

      ss.7. Conditions to the Parent's and Acquisition's Obligations. The obligation of the Parent and Acquisition to consummate the Merger and purchase the Stock contemplated by this Agreement are conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

      ss.7.1 Opinions of Counsel. The Company shall have furnished the Parent with an opinion, dated the Closing Date, of Williams, Mullen, Christian & Dobbins, a Professional Corporation, in form and substance reasonably satisfactory to Parent and its counsel.

      ss.7.2 Good Standing and Other Certificates. The Parent shall have received (a) copies of the charter, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company and each of its subsidiaries, (b) a certificate from the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company to the effect that the Company and each of its subsidiaries is in good standing and listing all charter documents of the Company and such subsidiaries on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company or any of its subsidiaries is qualified to do business to the effect that the Company or such subsidiary is so qualified in such State, (d) if available and not otherwise covered in Section 7.2(b) above, a certificate as to the tax status of the Company and/or each of its subsidiaries from the appropriate official in its jurisdiction of incorporation and each state in which the Company or such subsidiary is qualified to do business and (e) a copy of the By-Laws of the Company and each of its subsidiaries certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

      ss.7.3 No Material Adverse Change. Prior to the Closing there shall have been no material adverse change in the business, operations, financial condition or results of operations or of the Company and its subsidiaries taken as a whole and the Company shall have delivered to the Parent an officer's certificate, dated the Closing Date, to the foregoing effect. Without limiting the foregoing, the loss of one or more of the top ten customers of the Company and its subsidiaries taken as a whole (based on the Company's consolidated 1995 revenues) or one or more of the top ten suppliers of the Company and its subsidiaries taken as a whole (based on the Company's consolidated 1995 direct cost of goods sold) of the Company or any of its subsidiaries (or receipt of notification from a major customer or supplier that the Company or any of its subsidiaries would lose such customer or supplier) during such period shall be deemed a material adverse change in the business of the Company and its subsidiaries taken as a whole.

      ss.7.4 Truth of Representations and Warranties. The representations and warranties of the Company and the representations and warranties of the Shareholders' Representative contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Shareholders' Representative shall have each delivered to the Parent a certificate, dated the Closing Date, to such effect.

      ss.7.5 Performance of Agreements. All of the agreements of the Company and the Shareholders to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, or waived in writing by Parent, and the Company shall have each delivered to the Parent a certificate, dated the Closing Date, to such effect.

      ss.7.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the knowledge of the Company, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

      ss.7.7 Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any Schedule attached hereto or required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Parent to consummate the transactions contemplated hereby shall have been obtained.

      ss.7.8 Repayment of Indebtedness to Third Parties; Termination of Security Interests. The Crestar Loan shall be repaid at Closing as provided in Section
2.11 hereof. Documents and instruments necessary to release all security interests, liens, mortgages, claims or other encumbrances of any kind securing the Crestar Loan shall be delivered at Closing. Neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money except for the Crestar Loan.

      ss.7.9 Financing. The Parent and Acquisition shall have received financing on substantially the same terms and conditions as set forth in the commitment letter of Bankers Trust Company, dated August 9, 1996, a copy of which has been delivered to the Shareholders' Representative.

      ss.7.10 Termination of Stock Option Plan; Other Arrangements. The Company shall have terminated its stock option plan, its financial and advisory service arrangements with SCI Investors Inc. and the contracts listed on Schedule 3.11 attached hereto which are signified by an asterisk("*").

      ss.7.11 FIRPTA. The Company shall have furnished to the Parent, on or within thirty (30) days prior to the Closing Date, an affidavit issued by the Company pursuant to Treasury

Regulation ss. 1.897-2(h), certifying that the Company is not and has not been at any time during the past 5 years a United States real property holding corporation as required by Section 1445 of the Code.

      ss.7.12 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.

      ss.7.13 Escrow Agreement. The Shareholders' Representative, the Parent and the Escrow Agent shall have entered into an escrow agreement substantially in the form of Exhibit III hereto (the "Escrow Agreement").

      ss.7.14 Environmental Assessments; Rochester Environmental Escrow Amount. The Parent's environmental consultants shall have completed to Parent's reasonable satisfaction the Phase II environmental assessment referred to in
Section 6.6(a) and the Parent and the Company shall have agreed upon the Rochester Environmental Escrow Amount.

      ss.7.15 Customer/Supplier and Tax Diligence. The Parent shall have completed, to Parent's reasonable satisfaction, its customer/supplier and tax diligence; provided, however, that this condition precedent shall lapse and be of no further effect to the extent Parent has not notified the

Company of its objections, if any, in connection with such matters by September 15, 1996.

      ss.7.16 Adoption of Flexible Benefits Plan Document. The Company shall have prepared and adopted a plan document, in compliance with the applicable provisions of the Code and ERISA, under which the Company's Flexible Benefits Plan, including, among other features, its Health Care Expense Reimbursement Account Plan and Dependent Care Expense Reimbursement Account Plan, shall be set forth, and the Parent shall have received a copy of such plan document.

      ss.7.17 Correction of Noncompliance by Employee Benefit Plans With Terms of Plan and/or Law. The Company shall have corrected, in a manner reasonably satisfactory to the Parent, each instance disclosed in Schedule 3.19(b) attached hereto which is signified by an asterisk ("*") of the failure of an Employee Benefit Plan, and/or the sponsor of an Employee Benefit Plan, to comply with applicable law and/or the terms of such Employee Benefit Plan.

      ss.7.18 Tax Indemnification Agreement. Not less than ninety-eight percent (98%) of the Shareholders shall have executed and delivered a tax indemnity agreement in substantially the form of Exhibit IV attached hereto (the "Tax Indemnfication Agreement") providing for indemnification after the Survival Expiration Date (as defined in the Escrow Agreement) equivalent to the indemnification described in

Section 9.7; provided that the Shareholders' indemnification obligations under the Tax Indemnification Agreement shall not exceed the aggregate amount distributed to the Shareholders from the Escrow Account in accordance with the Escrow Agreement on the Survival Expiration Date (as defined in the Escrow Agreement).

                                  ARTICLE VIII

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

      ss.8. Conditions to the Company's Obligations. The obligations of the Company to effect the transactions contemplated by this Agreement on the Closing Date are conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

      ss.8.1 Opinions of Counsel. The Parent shall have furnished the Company and the Shareholders with an opinion, dated the Closing Date, of White & Case, in form and substance reasonably satisfactory to the Company and its counsel.

      ss.8.2 Truth of Representations and Warranties. The representations and warranties of the Parent and Acquisition contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Parent and Acquisition shall have delivered to the Shareholders' Representative an officer's certificate, dated the Closing Date, to such effect.

      ss.8.3 Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from government agencies that shall be required in order to permit the consummation of the transactions contemplated hereby shall have been obtained.

      ss.8.4 Performance of Agreements. All of the agreements of the Parent and Acquisition to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Parent and Acquisition shall have delivered to the Shareholders' Representative an officer's certificate, dated the Closing Date, to such effect.

      ss.8.5 No Litigation Threatened. No action or proceeding shall be instituted or, to the knowledge of the Parent, threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby.

      ss.8.6 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.

      ss.8.7 Shareholder Approval. The transactions contemplated by this Agreement shall have been approved by the Shareholders to the extent required by law; provided, however, that this condition precedent shall lapse and be of no further effect to the extent that such approval of the Shareholders has not been obtained by September 6, 1996, and, on or prior to such date, the Company shall not have notified Parent that the Shareholders have refused to give such approval.

      ss.8.8 Environmental Matters. The Company and the Parent shall have agreed upon the Rochester Environmental Escrow Amount.

                                   ARTICLE IX

                                   TAX MATTERS

I      ss.9.1 Tax Returns. The Parent shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company and its subsidiaries. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and its subsidiaries shall be reported or disclosed on such Returns; provided, however, with respect to

Returns to be filed by the Parent pursuant to this Section 9.1 for taxable periods beginning before the Closing Date, items set forth on such Returns shall be treated in a manner consistent with the past practices with respect to such items, unless otherwise required by law. The Parent shall provide to the Sellers' Representative drafts of all Returns of the Company to be filed by the Parent pursuant to this Section 9.1 with respect to taxable years or other taxable periods beginning before the Closing Date and ending after the Closing Date at least thirty (30) days prior to the due date for the filing of such Returns. At least fifteen (15) days prior to the due date for the filing of such Returns, the Sellers' Representative shall notify the Parent of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Sellers' Representative may have to any items set forth on such draft Returns. The Parent and the Sellers' Representative agree to consult and to resolve in good faith any such objection within such 15 day period. The Parent shall not file any such Return with respect to taxable years or other taxable periods beginning before the Closing Date and ending after the Closing Date without the prior consent of the Sellers' Representative, which consent shall not be unreasonably withheld or delayed.

      ss.9.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date shall be apportioned between the Pre-Closing Period and the post-closing period as follows: (A) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (B) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, to the portion of such period ending on the Closing Date as though the taxable year of the Company terminated at the opening of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. All Taxes of the Company which are attributable (as determined under this Section 9.2) to any taxable year or other taxable period (or portion thereof) ending on or prior to the Closing Date, reduced by liability accruals or other applicable reserves or provisions set forth in the Closing Balance Sheet shall, be payable out of the Escrow Account to the extent provided in Section 9.7 hereof or by the Shareholders to the extent provided in the Tax Indemnification Agreement, subject to the applicable limitations set forth in Section 9.7 hereof. The Parent shall be liable for the payment of Taxes which are attributable to taxable years and other taxable periods (or portions thereof) beginning on the Closing Date, except as provided for in clause (iii) of Section 9.7.

      ss.9.3 Cooperation; Audits. In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Periods, the Parent and the Company on the one hand, and the Sellers' Representative on the other hand, will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

      ss.9.4 Controversies. The Parent shall promptly notify the Shareholders' Representative in writing upon receipt by the Parent or any affiliate of the Parent (including the Company and its subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Parent or the Company may be entitled to indemnification under Section 9.7 hereof or under the Tax Indemnification

Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Shareholders' Representative shall have the authority to represent the interests of the Company and its subsidiaries with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax returns and settling audits; provided, however, that the Shareholders' Representative shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Parent, the Company, its subsidiaries, or any affiliate of the foregoing for any period ending after the Closing Date, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") that is after the Closing Date, without the prior written consent of the Parent, which consent shall not be unreasonably withheld. The Shareholders' Representative shall keep the Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholders' Representative shall, in good faith, allow the Parent to make comments to the Shareholders' Representative regarding the conduct of or positions taken in any such proceeding. During such period as the Escrow Account is being held, all reasonable expenses of the Shareholders' Representative incurred in connection with any Tax Matter hereunder shall be paid out of such Escrow Account.

      Except as otherwise provided in this Section 9.4, the Parent shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company or any of its subsidiaries for all taxable periods; provided, however, that the Parent shall not, and shall cause its affiliates (including the Company and its subsidiaries) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Shareholders' Representative, which consent shall not be unreasonably withheld.

      ss.9.5 Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement shall be borne equally by the Shareholders, on the one hand, and the Parent, on the other hand.

      ss.9.6 Amended Returns. None of the Shareholders, the Company, nor any of its subsidiaries shall file or cause to be filed any amended Return relating to the Company or any of its subsidiaries without the prior written consent of the Parent, which consent shall not be unreasonably withheld.

      ss.9.7 Indemnification. The Parent, its affiliates (including the Surviving Corporation and its subsidiaries) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) shall be indemnified out of the available proceeds held in the Escrow Account on an after-tax basis against (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.14 to be true and correct as of the Closing Date; (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company or any of its subsidiaries for all Pre-Closing Periods to the extent such Taxes have not been paid prior to Closing or are not fully disclosed and reserved for, accrued, or otherwise provided for in the Closing Balance Sheet; and (iii) all Taxes imposed on the Company or any of its subsidiaries, or for which the Company or any of its subsidiaries may be liable, as a result of any transaction contemplated by this

Agreement; provided, however, that to the extent the Tax liability of the Company with respect to a Pre-Closing Period is adjusted and such adjustment gives rise to an obligation under this Section 9.7 to make an indemnification payment, the amount of such indemnification payment shall be reduced by the amount of Tax savings resulting from such adjustment (the "Tax Savings") actually realized by the Parent or the Company on or prior to the date when such indemnification payment is due, as determined by the Parent in its sole discretion (it being understood that the Company and the Parent shall not be obligated to disclose any information with respect to the income, results of operations, or Taxes or Returns of the Company or the Parent with respect to any period after the Closing Date, other than as expressly provided for in Section 9.1). If the Tax liability of the Company or Parent is adjusted after filing a Return in which the Tax Savings are realized by the Company or the Parent and such adjustment reduces the amount of such Tax Savings realized by the Company and/or the Parent, the Company and/or the Parent shall be reimbursed out of the Escrow Account or by the Shareholders pursuant to the Tax Indemnfication Agreement, subject to the applicable limitations of this Section 9.7, for the amount of such reduced Tax Savings, as determined by the Parent, within 10 days after receipt by Sellers' Representative from the Parent of a certificate setting forth the amount of such reduced Tax Savings. The Parent shall promptly give the Shareholders' Representative or his representative written notice of all Taxes, losses, claims and expenses which the Parent has reasonably determined may give rise to a right of indemnification under this Section 9.7, including a computation of the amount of the required indemnification with sufficient detail and particularity to enable the Shareholders to reasonably determine the amount of such required indemnification. All claims for indemnity under this Section 9.7 shall be subject to the provisions of Section 10.3 and to Sections 10.1 and 10.2, in each case to the extent expressly provided therein.

                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      ss.10.1 Survival of Representations. The respective representations, warranties and indemnities of the Company, the Parent and Acquisition contained in this Agreement shall survive the Closing for a period of eighteen (18) months, except for the representations, warranties and indemnities of the Company contained in Sections 3.14 and 9.7, which shall survive for the applicable statute of limitations period; provided, however, that to the extent that prior to the expiration of the applicable survival date described above, a party asserts a claim for indemnification in accordance with this Agreement and, if applicable, the Escrow Agreement, then such party's right to indemnification with respect to such claim shall not terminate as of the expiration of the survival date, but shall continue for such period thereafter (subject to Section 3(j) of the Escrow Agreement) as may be required to finally resolve such claim.

      ss.10.2 Indemnification. (a) To the extent of the proceeds held in the Escrow Account, the Parent, its affiliates (including, without limitation, the Surviving Corporation and its subsidiaries) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) shall be indemnified and held harmless from damages, losses, costs or expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses), in each case reduced by any amounts actually recovered under insurance policies (net of related costs of collection) and, with respect to any particular damage, loss, cost or exposure, by any applicable reserves or allowances reflected on the Closing Balance Sheet with respect to such particular damage, loss, cost or exposure, and determined on an after-tax basis ("Damages") incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement (without regard to any "materiality" or any "material adverse effect" exception contained therein) to be true and correct as of the Closing Date, (other than a breach of Section 3.14 with respect to Taxes which shall be governed by Section 9.7 and a breach of
Section 3.21 which shall be governed by paragraph (b) of this Section 10.2) or
(ii) the breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement; provided, however, that the Parent, its affiliates and successors, shall have no right to seek any indemnity under this
Section 10.2(a) unless the aggregate amount of Damages (together with Damages under Section 10.2(b)(i)(A)) exceeds $300,000 and then only to the extent of such excess; provided, further, however, that the maximum indemnity proceeds to which the Parent, its affiliates and successors shall be eligible to receive under Section 9.7, this Section 10.2(a) and Section 10.2(b)(i)(A) and Section 10.2(b)(i)(B), to the extent of any indemnity pursuant to such Section in excess of the Rochester Environmental Escrow Account, shall not exceed $3,000,000 in the aggregate.

      (b) (i)(A) To the extent of the proceeds held in the Escrow Account, the Parent, its affiliates (including, without limitation, the Surviving Corporation and its subsidiaries) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) and/or to the Parent's or the Company's interest in the chain-of-title to Company Property (collectively the

"Parent Indemnitees"), shall be indemnified and held harmless from Damages incurred or suffered as a result of or arising out of (x) the failure of any representation or warranty made by the Company in Section 3.21 (without regard to any "materially" or "material adverse effect" exception contained therein) or
(y) any Environmental Claim; provided, however, that the Parent Indemnitees shall have no right to seek any indemnity under this Section 10.2(b)(i)(A) unless the aggregate amount of Damages (together with Damages under Section 10.2(a)) exceeds $300,000 and then only to the extent of such excess; and provided, further, however, that the maximum indemnity proceeds to which the Parent Indemnitees shall be eligible to receive under Section 9.7, Section 10.2(a) and this Section 10.2(b)(i)(A) and Section 10.2(b)(i)(B), to the extent of any indemnity pursuant to such Section in excess of the Rochester Environmental Escrow Account, shall not exceed $3,000,000 in the aggregate.

      (B) Notwithstanding clause (A) above, to the extent of the proceeds held in the Rochester Environmental Escrow Account and, if not adequate therefor, also to the extent of the proceeds in the Escrow Account, the Parent Indemnitees shall be indemnified and held harmless from dollar one from Damages incurred or suffered as a result of or arising out of any Environmental Claim relating to or arising from (i) the areas associated with or affected by, or any events or acts or omissions of the Company relating to (a) the two settling ponds located on the north side of the Company's Rochester, Michigan facility, or (b) the earthen bermed tank storage area located in the southeast corner of the Company's Rochester, Michigan facility; or (ii) any action by a Governmental Authority arising from a notice or report filed by the Company in accordance with Section 6.6(b) (including, without limitation, any investigation or oversight by a Governmental Authority resulting from such notice or report with respect to the subject matter thereof); provided, however, that the maximum indemnity proceeds to which the Parent Indemnitees shall be eligible to receive under this Section 10.2(b)(i)(B) shall not exceed, in the aggregate, (x) the Rochester Environmental Escrow Amount, plus (y) the sum of $3,000,000, reduced by the aggregate indemnity proceeds received prior to such time by the Parent Indemnitees pursuant to Sections 9.7, 10.2(a), 10.2(b)(i)(A) and, other than proceeds paid from the Rochester Environmental Escrow Account, this Section 10.2(b)(i)(B).

      (ii) As to any Remedial Work for which indemnity is provided under this section 10.2(b), Parent, in consultation with Shareholders' Representative, shall have the right to plan, implement and control such Remedial Work. Parent and Shareholders' Representative shall cooperate fully and in good faith with each other in connection with such Remedial

Work. Parent shall act in good faith, in planning, implementing and controlling any such Remedial Work, and any disagreement between Parent and Shareholders' Representative shall be resolved in good faith.

      (iii) Any Remedial Work undertaken for which Parent Indemnitees seek indemnity shall be limited solely to that which is necessary to achieve compliance with Environmental Laws in effect at the Closing. In no event shall Parent Indemnitees be entitled to indemnity for Remedial Work that (1) exceeds applicable cleanup levels established by or under Environmental Laws or by the applicable Governmental Authority or (2) arises from any change in Environmental Laws after the Closing.

      (iv) Upon any "transferring ownership or operations" or "closing operations" (as such terms are defined in ISRA) of or at the Hughesville or Warren Glen mills, or either of them, subsequent to the Closing Date, Parent and the Company shall be solely responsible for any costs necessary to comply with ISRA at the mill or mills so sold, transferred or closed other than such costs which are imposed by ISRA as a result of the transactions contemplated by this Agreement for which the Shareholders have agreed to provide indemnity and which are payable out of the Escrow Account pursuant to subsection (b)(i)(A) above.

      (v) The Parent Indemnitees' right to indemnity pursuant to this Section 10.2(b) shall be reduced to the extent that the negligent acts or omissions of any of the Parent Indemnitees after the Closing materially and adversely affect a Release prior to Closing and the amount of Damages for which indemnity is sought.

      (vi) The provisions of this Section 10.2(b) set forth the sole right of Parent Indemnitees against the Shareholders and/or the Escrow Account or the Rochester Environmental Escrow Account with respect to indemnity for all matters relating to the Environment, including, but not limited to, Environmental Claims and the warranties and representations set forth in Section 3.21 above. Except for the obligations expressly undertaken by Shareholders' Representative in this Agreement and the rights of the Parent Indemnitees under this Agreement and the Escrow Agreement, Parent, for itself, and its affiliates and successors (including, without limitation the Surviving Corporation) and their respective officers, directors, employees, agents, affiliates, subsidiaries, successors and assigns hereby releases Shareholders from any claims, damages, costs, losses, response costs or other liabilities concerning or relating to the Environment, including, but not limited to, claims for contribution or other response costs under the Comprehensive Environmental Response, Compensation and Liability Act.

      (c) The Parent hereby agrees to indemnify and hold the Shareholders harmless from Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Parent or Acquisition in this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by the Parent or Acquisition pursuant to this Agreement; provided, however, that the Parent and Acquisition shall not be liable under clause (i) of this Section unless the aggregate amount of Damages exceeds $300,000 and then only to the extent of such excess; provided, further, however, that the Parent's and Acquisition's liability under Section 10.2(c) shall not exceed $3,000,000 in the aggregate.

      (d) Except with respect to the Company's right to repayment under Section 2.12, after the Closing the foregoing indemnification provisions, and the indemnification for Taxes provided in Section 9.7 and in the Tax Indemnification Agreement, shall be the exclusive remedy for any breach of the covenants, obligations, representations or warranties set forth in this Agreement; provided, however, that the provisions of this Section 10.2(d) shall not prevent the Shareholders or the Parent from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein. The Shareholders have no personal liability hereunder to Parent, its affiliates or successors, beyond such party's right to obtain indemnity payments from the Escrow Account as provided herein, from the Rochester Environmental Escrow Account and under the Tax Indemnification Agreement to the extent set forth therein, and, absent fraud, Parent agrees that the sole and exclusive recourse possessed by it and its affiliates and successors is to seek indemnity from the proceeds of the Escrow Account, and from the proceeds of the Rochester Environmental Escrow Account, and to the extent set forth therein, from the Shareholders under the Tax Indemnification Agreement.

      (e) The Indemnified Party shall use all reasonable efforts to recover amounts under its insurance policies, if any, in respect of Claims for Damages for which indemnification is provided for under this Agreement.

      ss.10.3 Indemnification Procedure. (a) Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement (the "Claim") shall promptly notify the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification, including, in the case of Remedial Work required by Environmental Law, the particular provision or provisions of Environmental Law which form the basis of such Environmental Claim. For the purposes of this Agreement any claim by Parent against the Escrow Account shall be deemed to be the seeking of indemnification from the Shareholders.

      (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof (which notice, in the case of a Claim against the Shareholders, shall be given to the Shareholders' Representative); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure or delay to give notice. In the event that any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party would be required to indemnify the Indemnified Party in full against any such Claim and is assuming the defense thereof:

      (i) the Indemnifying Party may elect to defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party or, in the alternative, may elect to allow the Indemnified Party to conduct its own defense;

      (ii) if the Indemnifying Party elects to conduct the defense of a Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

      (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

      (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld unreasonably).

      (c) If no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

      (d) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party.

      (e) The reasonable costs and expenses of the Shareholders and/or Shareholders Representative in connection with any indemnity Claim by Parent shall be paid out of the Escrow Account in accordance with the provisions set forth therein.

                                   ARTICLE XI

                                   TERMINATION

      ss.11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual written consent of the Parent and the Company;

      (b) by the Parent, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Parent at the Closing and such violation or breach has not been waived by the Parent or, in the case of a covenant breach, cured by the Company within the earlier of ten days after written notice thereof from the Parent or the Closing Date;

      (c) by the Company, if there has been a material violation or breach by the Parent of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Company at the Closing and such violation or breach has not been waived by the Company or, with respect to a covenant breach, cured by the Parent within the earlier of ten days after written notice thereof by the Company or the Closing Date; or

      (d) by either the Parent or the Company if the transactions contemplated hereby have not been consummated by October 15, 1996; provided, however, that
(i) neither the Parent nor the Company shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

      ss.11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 12.2 and 12.5, which shall continue in full force and effect) shall terminate without further liability or obligation of either party to the other party hereunder; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder or (ii) any intentional and knowing misrepresentation made by such party of any material matter set forth herein.

      ss.11.3 Effect of Waiver of Condition Precedent. If any party expressly waives in writing any condition to its obligation to consummate the Merger in
Article VII or Article VIII hereof and elects to proceed with the Closing and the consummation of the Merger, then such party shall be deemed to have waived any right to seek indemnification with respect to the condition so waived (and with respect to any event, occurrence or circumstance which gave rise to the failure of such condition).

                                   ARTICLE XII

                                  MISCELLANEOUS

      ss.12.1 Knowledge of the Company. Where any representa- tion or warranty made by the Company contained in this Agreement is expressly qualified by reference to its knowl- edge, such knowledge shall be deemed to exist if the matter is within the actual knowledge of James E. Rogers, James O. Eubanks, Robert F. Yousey, Jr. or William W. Huffman, Jr.

      ss.12.2 Expenses. The parties hereto shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers, it being understood that all expenses of the Company incurred in connection with the transactions contemplated by this Agreement shall be paid by the Company at or prior to the Closing or, otherwise shall be paid by the Shareholders.

      ss.12.3 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

      ss.12.4 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      ss.12.5 Publicity. Except as otherwise required by law, none of the parties hereto shall issue, prior to the Closing, any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Shareholders' Representative, on the one hand, and the Parent, on the other hand, to the contents and the manner of presentation and publication thereof. Except as otherwise required by law, after the Closing the Shareholders shall not issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Parent. Unless required by applicable law or regulation, Parent shall not disclose the nature or amount of the consideration paid under this Agreement without consultation with the Shareholders' Representative.

      ss.12.6 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy (if promptly confirmed by a copy thereof delivered by mail or by courier as provided herein) or by registered or certified mail, or by a nationally recognized overnight courier service, postage or fees prepaid or billing therefor arranged to the sender, addressed as follows: if to the Parent, to

Specialty Paperboard, Inc., Brudies Road, P.O. Box 498, Brattleboro, Vermont 05302 (Facsimile Number (802) 257-5900) Attention: Chief Financial Officer, with a copy to its counsel, White & Case, 1155 Avenue of the Americas, New York, New York 10036 (Facsimile Number (212) 354-8113), Attention: Frank L. Schiff, Esq.; and if to the Company or the Shareholders, to SCI Investors, Inc. 101 Stockoe Slip, Suite 0, Richmond, VA 23219, with copies to Harris Williams & Co., 1313 East Main Street, Suite 300, Richmond, VA 23219, Attention: Mr. Christopher H. Williams, and to Williams, Mullen, Christian & Dobbins, 1021 E. Carty Street, 16th Floor, Richmond, VA 23219 (mailing address: P.O. Box 1320, Richmond, VA 23210) Attention: Randolph H. Lickey, Esq. or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

      ss.12.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      ss.12.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      ss.12.9 Entire Agreement. This Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      ss.12.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.

      ss.12.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

      ss.12.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, the Shareholders and the Indemnified Parties.

      IN WITNESS WHEREOF, each of the Parent, Acquisition and the Company has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                              SPECIALTY PAPERBOARD, INC.

                              By /s/ Alex Kwader
                                ------------------------------
                                Name:  Alex Kwader
                                Title: President

                              CPG ACQUISITION COMPANY

                              By /s/ Alex Kwader
                                ------------------------------
                                Name:  Alex Kwader
                                Title: President

                              CPG INVESTORS INC.

                              By /s/ James B. Rogers
                                ------------------------------
                                Name:  James B. Rogers
                                Title: Chairman

                                    EXHIBIT I

                              List of Shareholders


                                    No. of
Name                                Shares
Class A Holders
---------------
Diliwyn P. Paiste, IV               22,500
William W. Huffman, Jr.             22,500
Peter R. Hoppe                      17,500
J. J. Lacina                         7,000
Stanley S. Luczycki                 10,000
Lawrence E. McEnroe                 15,000
Homan B. Kinsley, Jr.                7,500
Brenton S. Halsey                   20,000
James E. Rogers                     44,000
Ronald Shapiro                      20,000
James O. Eubanks                    42,500
AEA Investors Inc.                  50,000
Winston Capital Fund I, LP          25,000
Robert F. Yousey                    27,500
A. William Hamill                   49,000
AWA Paper Mfg. Co., Ltd.             2,268
Miki Sangyo (USA) Inc.               3,403
The Tredegar Trust
Company Trustee u/a
dated 12/2/86 f/b/o Blake F.
Hamill (EIN 13-6880133)             10,000
The Tredegar Trust
Company Trustee u/a
dated 1 2/2/86 f/b/o Carter B.
Ham  (EIN 13-6880134)               10,000

Class B Holders
---------------
James O. Eubank                        492
Robert F. Yousey                       410
Dillwyn P. Paiste, IV                  328
William W. Huffman, Jr.                328
Peter R. Hoppe                         164
Stanley S. Luczycki                    164
Lawrence E. McEnroe                    328
Homan B. Kinsley, Jr.                  246
James E. Rogers                      1,442
Ronald Shapiro                         656
AEA Investors Inc.                   1,639
Winston Capital Fund I, LP             820

J. J. Lacina                            66
Brenton S. Halsey                      656
A. William Hamill                    2,261
AWA Paper Mfg. Co., Ltd.                40
Miki Sangyo (USA) Inc.                  61

Class C Holders
---------------
A. William Hamill                   52,143
James E. Rogers                     52,143
                                   -------
Total Shares                       520,058

Option Holders
--------------
James O. Eubanks                    17,000
Robert F. Yousey                     8,500
Diltwyn P. Paiste                    6,500
William W. Huffman, Jr.              5,000
Peter R. Hoppe                       4,000
J. J. Lacina                         3,500
Stanley S. Luczycki                  3,500
Lawrence E. McEnroe                  4,000
Robert C. Wardwell                   1,500
Murray E. Spruce                     1,000
                                   -------
Total Options                       54,500

                                   EXHIBIT II

                                  Balance Sheet

Unaudited consolidated balance sheets of CPG Holdings Inc. and its subsidiaries are attached hereto.

                                   Exhibit II

                       CPG HOLDINGS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   June 2,1996
                                   (Unaudited)

                 ASSETS                                                  June 2,
                                                                          1996,
                                             June 2,1996  Adjustments   Adjusted
                                             -----------  -----------   --------
Current assets:
   Cash and cash equivalents                   $  1,453    ($ 1,453)   $   --
   Accounts receivable, less allowances           8,494                   8,494
   Inventories                                    7,700                   7,700
   Prepaid expenses                                 439                     439
   Deferred income taxes                            716        --           716
                                               --------    --------    --------
     Total current assets                        18,802       (1453)     17,349
                                               --------    --------    --------
Properly, plant and equipment, net               18,142                  18,142
Other assets                                      1,063                   1,063
Deferred income taxes                               136        --           136
                                               --------    --------    --------
                                               $ 38,143    $  (1453)   $ 36,690
                                               ========    ========    ========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                            $  4,134    $   --      $  4,134
   Current portion of long-term debt              1,250      (1,250)
   Accrued liabilities                            5,322        --         5,322
                                               --------    --------    --------
     Total current liabilities                   10,706      (1,250)      9,456
                                               --------    --------    --------

Long-term debt                                   10,000     (10,000)
Other liabilities                                 4,463                   4,463

Stockholders' equity:
   Common stock                                   4,570       9,797      14,367
   Retained earnings                              8,469                   8,469
   Minimum pension liability adjustment             (65)       --           (65)
                                               --------    --------    --------
     Total stockholders' equity                  12,974       9,797      22,771
                                               --------    --------    --------
                                               $ 38,143    $ (1,453)   $ 36,690
                                               ========    ========    ========

                       CPG HOLDINGS INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                   for the period (22 weeks) ended June 2,1996
                                   (Unaudited)

Net sales                                                                $39,827

Costs and expenses:
  Cost of goods sold                                                      33,549
  Selling and administrative expenses                                      2,477
                                                                         -------

    Income from operations                                                 3,801

Interest expense                                                             462
                                                                         -------

    Income before income taxes                                             3,339

Income tax expense                                                         1,336
                                                                         -------

    Net income                                                             2,003

Retained earnings, beginning of period                                     6,466
                                                                         -------

    Retained earnings, end of period                                     $ 8,469
                                                                         =======

                       CPG HOLDINGS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  for the period (22 weeks) ended June 2, 1996
                                   (Unaudited)


Cash provided by (used for) operating activities:
  Net income                                                            $ 2,003
  Items not affecting cash:
    Depreciation                                                            735
    Amortization                                                             95
                                                                        -------
                                                                          2,833
Change in current assets and liabilities:
  Accounts receivable                                                       697
  Inventory                                                                 533
  Prepaid expenses                                                          (36)
  Accounts payable                                                       (1,364)
  Accrued expenses                                                          320
  Other, net                                                                130
                                                                        -------
                                                                            280
                                                                        -------
    Cash provided by operating activities                                 3,113

Cash used for investing activities:
  Expenditures for property, plant and equipment                         (1,595)
                                                                        -------

Cash used for financing activities:
  Reduction of long-term debt                                              (645)
                                                                        -------

    Increase in cash                                                        873

    Cash and cash equivalents, beginning of period                          580
                                                                        -------

    Cash and cash equivalents, end of period                            $ 1,453
                                                                        =======

                                  EXHIBIT III

                                Escrow Agreement

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT, dated as of ________, 1996 (the "Escrow Agreement"), is made and entered into by and among SPECIALTY PAPERBOARD, INC., a Delaware corporation ("SPI"), CPG ACQUISITION COMPANY, a Delaware corporation and a wholly-owned subsidiary of SPI ("Acquisition Company"), CPG INVESTORS INC., a Delaware corporation ("CPG"), SCI INVESTORS INC., a Virginia corporation, solely in its capacity as Shareholders' Representative and agent on behalf of the shareholders of CPG (the "Shareholders' Representative"), and [CRESTAR BANK, a national banking association], as escrow agent (the "Escrow Agent").

                                    RECITALS

     A. SPI, Acquisition Company and CPG have entered into a certain Merger Agreement, dated as of August 28, 1996 (the "Merger Agreement"), whereby Acquisition Company will merge (the "Merger") with and into CPG and CPG will become a wholly-owned subsidiary of SPI (sometimes referred to herein as the "Surviving Corporation") and the shareholders of CPG (other than those exercising appraisal rights, if any) would collectively receive the Merger Consideration as provided in the Merger Agreement.

     B. Section 2.8(b) of the Merger Agreement provides that, at the Closing, the sum of Three Million Dollars ($3,000,000.00) (the "Base Escrow Amount"), shall be delivered to the Escrow Agent and Section 2.8(c) of the Merger Agreement provides that, at the Closing, the Rochester Environmental Escrow Amount (the amount of which shall be set forth on Exhibit B hereto) shall be delivered to the Escrow Agent, in each case to be held and distributed pursuant to the terms of the Merger Agreement and this Escrow Agreement in connection with claims for indemnity made by an SPI Indemnitee.

     C. The parties hereto desire to set forth the terms and conditions relating to the holding and distribution of the Escrowed Cash (as hereinafter defined) by the Escrow Agent.

                               TERMS OF AGREEMENT

     In connection with the consummation of the transactions contemplated in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the same meaning given to them in the Merger Agreement. The following terms shall have the indicated meanings, unless the context requires otherwise:

          Acknowledgement shall mean a written statement of the Shareholders' Representative acknowledging receipt of a Request or a Notice.

          Acquisition shall mean the consummation of the transactions contemplated in the Merger Agreement.

          Base Escrow Amount shall have the meaning set forth in the Recitals to this Escrow Agreement.

          Claim shall mean any claim made by an SPI Indemnitee for recovery from the Escrowed Cash pursuant to such SPI Indemnitee's rights to indemnification under, and in accordance with the terms of, the Merger Agreement. Claims shall include (i) Third Party Claims made against an SPI Indemnitee directly by a Third Party Claimant for which the SPI Indemnitee may seek recovery from the Escrowed Cash pursuant to the SPI Indemnitee's rights to indemnification under, and in accordance with the terms of, the Merger Agreement, and (ii) any other claim made by an SPI Indemnitee for recovery from the Escrowed Cash pursuant to the SPI Indemnitee's rights under, and in accordance with the terms of, the Merger Agreement, including claims with respect to Taxes pursuant to Section 9.7 of the Merger Agreement and claims for Damages pursuant to Sections 10.2(a) or 10.2(b) of the Merger Agreement.

          Closing shall mean the closing of the transactions contemplated in the Merger Agreement to take place on the Closing Date.

          Closing Date shall mean the date on which the Closing shall occur under the Merger Agreement.

          Damages shall have the meaning set forth in Section 10.2(a) of the Merger Agreement.

          Days shall mean calendar days.

          Escrowed Cash shall mean the portion of the Merger Consideration delivered by wire transfer to the Escrow Agent on the Closing Date, to be held and distributed by the Escrow Agent under the terms of this Escrow Agreement, comprised of the Base Escrow Amount and the Rochester Environmental Escrow Amount. Escrowed Cash shall also include any Retained Escrowed Cash held pursuant to the terms of this Escrow Agreement after the Survival Expiration Date.

          Merger Agreement shall mean the Merger Agreement, dated as of August 28, 1996, by and between SPI, the Acquisition Company and CPG.

          Merger Consideration shall mean the total cash consideration to be paid and delivered by SPI to the Shareholders in connection with the Merger in accordance with the Merger Agreement.

          Notice shall have the meaning Set forth in Section 3.2(b) of this Escrow Agreement.

          Person shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

          Reply shall mean a written response by the Shareholders' Representative to a Request or to a Notice in which the Shareholders' Representative, on behalf of the Shareholders, either (i) agrees to and accepts all of the Claim set forth in a Request, or (ii) objects to all or part of the Claim set forth in a Request, and which, in the case of such objection, sets forth (1) the amount in the Request to which the Shareholders' Representative objects, (2) the amount in the Request, if any, which is not subject to objection, and (3) the reasons for the objection. In the case of Third Party Claims of which the Shareholders' Representative is notified in a Notice, the Shareholders' Representative shall specify in its Reply whether or not the Shareholders' Representative, on behalf of the Shareholders, elects to assume the defense of the Third Party Claim as provided in Section 3.2(b) of this Escrow Agreement. If the Reply is silent regarding the election by the Shareholders' Representative to assume the defense of the Third Party Claim, then the Shareholders Representative shall be deemed to have elected not to assume such defense. If the Shareholders' Representative elects to assume the defense of a Third Party Claim, the Shareholders' Representative shall specify in the Reply the name and address of the counsel who shall be retained to conduct such defense. A Reply shall be delivered by the Shareholders' Representative to both SPI and the Escrow Agent.

          Retained Escrowed Cash shall have the meaning set forth in Section 3.3(b) hereof.

          Request shall mean a written request of an SPI Indemnitee pursuant to which the Escrow Agent is requested to transfer and deliver to such SPI Indemnitee all or part of the Escrowed Cash as reimbursement or payment for a Claim made under the Merger Agreement, and which sets forth (i) the dollar amount claimed, (ii) the provisions of the Merger Agreement upon which SPI Indemnitee bases its Claim, and (iii) a description of the facts and circumstances which such SPI Indemnitee asserts give rise to its Claim (including in the case of Remedial Work required by Environmental Law, the particular provisions of Environmental Law which form the basis of the Environmental Claim).

          Shareholders shall mean the shareholders of CPG immediately prior to the effective time of the Merger1 as more particularly set forth on Exhibit A attached hereto.

          Shareholder's Percentage shall have the meaning given to that term in
Section 2.10 of the Merger Agreement.

          SPI Indemnitees shall mean SPI, its affiliates (including, without limitation, the Surviving Corporation and its subsidiaries) and the successors to the foregoing, and their respective shareholders, employees, directors, officers and agents.

          Survival Expiration Date shall mean _________, 1998, the date that is eighteen (18) months after the date of this Escrow Agreement.

          Third Party Claim shall mean any claim, demand, action, lawsuit or other legal proceeding filed, delivered or otherwise asserted against an SPI Indemnitee by a Third Party Claimant seeking recovery for, or asserting rights in connection with, any matter for which an SPI Indemnitee may seek indemnification under the Merger Agreement.

          Third Party Claimant shall mean any Person, other than SPI or its Affiliates, who or which files, delivers or otherwise asserts a Third Party Claim against an SPI Indemnitee.

                                    ARTICLE 2

                           APPOINTMENT OF ESCROW AGENT
                          AND DEPOSIT OF ESCROWED CASH

     Section 2.1 Appointment of Escrow Agent. SPI, CPG and the Shareholders' Representative hereby appoint and direct the Escrow Agent to act as escrow agent in accordance with the terms of this Escrow Agreement and the Merger Agreement, and the Escrow Agent hereby accepts such appointment and agrees to hold, safeguard and disburse the Escrowed Cash pursuant to the terms and conditions hereof.

     Section 2.2 Deposit of Escrowed Cash.

          (a) SPI, CPG and the Shareholders' Representative hereby consent to and acknowledge the deposit of the Escrowed Cash with the Escrow Agent and the Escrow Agent acknowledges receipt thereof. The Escrowed Cash deposited with the Escrow Agent shall be held and disposed of by the Escrow Agent in accordance with the terms and provisions of this Escrow Agreement or as jointly directed in writing by SPI and the Shareholders' Representative.

          (b) SPI, CPG and the Shareholders' Representative hereby authorize and direct the Escrow Agent to keep and preserve the Escrowed Cash in its possession, free and clear of any and all claims, liens and encumbrances whatsoever, pending the disbursement thereof in accordance with the terms of this Escrow Agreement.

                                    ARTICLE 3

                              PAYMENT OF CLAIMS AND
                          DISBURSEMENT OF ESCROWED CASH

     Section 3.1 Distribution of Escrowed Cash.

          (a) Subject to the limitations contained in the Merger Agreement and
Section 3.1(b) hereof, SPI Indemnitees may make Claims for recovery from the Escrowed Cash pursuant to their rights under, and in accordance with the terms and conditions of, the Merger Agreement and in accordance with the procedures set forth in the Merger Agreement and this Escrow Agreement. The Escrow Agent shall disburse such Escrowed Cash, or portions thereof, to satisfy Claims in accordance with and only in accordance with: (i) the terms and provisions of this Escrow Agreement, (ii) the mutual written direction of SPI and the Shareholders' Representative, or (iii) the decision of a court of competent jurisdiction as provided in this Article 3.

          (b) Recovery of any amounts of the Escrowed Cash for the purpose of indemnification with respect to any Claim shall be limited to the satisfaction of Claims, the aggregate amount of which shall exceed Three Hundred Thousand Dollars ($300,000.00) (the "Threshold Amount"), and then such recovery shall only be allowable to the extent of the excess of the aggregate amount of such Claims over the Threshold Amount; provided, however, that in the event the SPI Indemnitees are entitled to indemnification pursuant to Section 9.7 of the Merger Agreement or Section 10.2(b)(i)(B) of the Merger Agreement, such Threshold Amount shall not apply. Notwithstanding anything herein to the contrary, as provided in Section
10.2 of the Merger Agreement, the maximum indemnity which the SPI Indemnitees shall be entitled to receive shall not exceed Three Million Dollars ($3,000,000.00) in the aggregate; provided, however that with respect to indemnity pursuant to Section 10.2(b)(i)(B) of the Merger Agreement the foregoing limitation shall apply only after the Rochester Environmental Escrow Amount has been fully disbursed in accordance with the terms of this Escrow Agreement.

     Section 3.2 Disbursement of Escrowed Cash to Satisfy Claims.

          (a) Any SPI Indemnitee seeking indemnification with respect to any Claim shall promptly notify the Shareholders' Representative and the Escrow Agent of the existence of the Claim by delivery of a Request.

          (b) If any third party shall notify any SPI Indemnitee with respect to any matter which may give rise to a Third Party Claim, then the SPI Indemnitee shall promptly notify the Shareholders' Representative and the Escrow Agent thereof in writing , which notice shall set forth (i) the name and address of the Third Party Claimant, (ii) the amount of such Third Party Claim, and (iii) the provisions of the Merger Agreement upon which the SPI Indemnitee bases its claim that indemnity may be sought with respect to such Third Party Claim, and such notice shall also include a copy of the documents pursuant to which such Third Party Claimant has asserted such Third Party Claim, and a copy of any other documents possessed by the SPI Indemnitee which relate to such Third Party Claim or to the subject matter thereof (a "Notice"); provided, however, that no delay on the part of such SPI Indemnitee in delivering a Notice to the Shareholders' Representative or the Escrow Agent shall relieve the Shareholders from any liability or obligation under the Merger Agreement unless (and then solely to the extent) the Shareholders (or the Shareholders' Representative acting on their behalf) are materially prejudiced by such failure or delay to give such Notice. In the event that the Shareholders' Representative notifies the SPI Indemnitee in a Reply (delivered within 30 days after receipt by the Shareholders' Representative of the Notice relating to such Third Party Claim) that it is assuming the defense thereof:

          (i) the Shareholders' Representative, on behalf of the Shareholders, will defend the SPI Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to such SPI Indemnitee;

          (ii) the SPI Indemnitee may retain separate co-counsel at its sole cost and expense (except that the Shareholders, to the extent of the Escrowed Cash, will be responsible for the reasonable fees and expenses of the separate co-counsel (a) to the extent such SPI Indemnitee concludes, reasonably based upon advice of counsel, that a conflict of interest exists between the SPI Indemnitee and the Shareholders or (b) the named parties to any such action (including any impleaded parties) include both such SPI Indemnitee and the Shareholders (or the Shareholders' Representative) and such SPI Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to the SPI Indemnitee which are not available to the Shareholders (or the Shareholders' Representative), or available to the Shareholders (or the Shareholders' Representative), but the assertion of which would be adverse to the interest of such SPI Indemnitee; provided, however that the Shareholders shall not be responsible for the fees and expenses of more than one co-counsel for all SPI Indemnitees);

          (iii) such SPI Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Shareholders' Representative (not to be withheld unreasonably); and

          (iv) the Shareholders' Representative will not consent to the entry of any judgment or enter into any settlement, without the written consent of such SPI Indemnitee (not to be withheld unreasonably).

          (c) If the Shareholders' Representative does not notify such SPI Indemnitee in a Reply (delivered within 30 days after receipt by the Shareholders' Representative of the Notice relating to a Third Party Claim) that the Shareholders' Representative is assuming the defense of a Third Party Claim as provided in paragraph (b) of this Section 3.2, or if Shareholders' Representative expressly stales in a Reply that it will not assume the defense of any such Third Party Claim, then such SPI Indemnitee may defend against the Third Party Claim in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder; provided that such SPI Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Shareholders' Representative (not to be withheld unreasonably).

          (d) Any SPI Indemnitee shall be entitled to reimbursement of reasonable expenses incurred in connection with the defense of any Third Party Claim with respect to which such SPI Indemnitee is entitled to conduct under paragraph (c) of this Section 3.2, as such expenses are incurred by such SPI Indemnitee, unless the Shareholders' Representative has notified SPI of any objection with respect to such Third Party Claim in a Reply delivered pursuant to the provisions of this Escrow Agreement, in which case such costs and expenses shall be paid only in accordance with paragraph (h) of this Section 3.2.

          (e) The reasonable costs and expenses of the Shareholders' Representative in connection with the defense or other handling of any Third Party Claim shall be paid out of the Escrowed Cash as such costs and expenses are incurred by it. The costs and expenses of the Shareholders' Representative incurred in connection with investigating, defending against, or otherwise handling on behalf of the Shareholders any other Claim asserted by an SPI Indemnitee shall not be paid to the Shareholders' Representative out of the Escrowed Cash, but may be paid out of any undistributed interest or other income earned on the Escrowed Cash as provided in Section 5.2 below.

          (f) If, within five (5) days after the date upon which the Escrow Agent first receives a copy of a Request or a Notice, the Escrow Agent has not received an Acknowledgement from the Shareholders' Representative with respect to that Request or Notice, the Escrow Agent shall promptly deliver to the Shareholders' Representative a copy of such Request or Notice. If within thirty
(30) days after the date upon which Escrow Agent receives a copy of a Request or Notice, the Escrow Agent has not received a Reply from the Shareholders' Representative with respect to such Request or Notice, Escrow Agent shall (i) promptly notify SPI that no Reply was received from the Shareholders' Representative within such thirty (30) day period, and (ii) thereafter, upon written direction from SPI stating that it has also not received a Reply which objects to its Request or Notice, Escrow Agent shall promptly (A) transfer and deliver to the SPI Indemnitee such portion of the Escrowed Cash as is set forth and claimed in the Request, or (B) pay any sums thereafter requested by such SPI Indemnitee pursuant to paragraph (d) of this Section 3.2 in connection with the defense of the Third Party Claim described in the Notice.

          (g) If, within thirty (30) days after the date upon which the Escrow Agent receives a copy of the Request or the Notice, the Escrow Agent receives a Reply from the Shareholders' Representative, the Escrow Agent shall (i) promptly notify SPI of its receipt of the Reply and provide SPI a copy thereof, and (ii) transfer and deliver to SPI Indemnitee such portion of the Escrowed Cash as is necessary to satisfy the amount1 if any, claimed in the Request which is not stated to be the subject of an objection or disagreement by Shareholders' Representative in the Reply. The amount of any Request to be paid pursuant to
Section 3.2(f), or the amount of any Request not the subject of disagreement to be paid pursuant to this Section 3.2(g), shall be promptly paid to SPI from the Escrowed Cash held by the Escrow Agent, subject to the limitations referred to in Section 3.1(b) of this Escrow Agreement.

          (h) The Escrow Agent shall not transfer and deliver Escrowed Cash to an SPI Indemnitee to satisfy the portion of any Claim or to defend any Third Party Claim to which the Shareholders' Representative objects in a Reply until the earlier to occur of (i) SPI and the Shareholders' Representative direct the Escrow Agent, in a writing signed by both, to transfer and deliver the requisite portion of the Escrowed Cash to SPI to satisfy the amount claimed, or (ii) the Escrow Agent receives a certified copy of a final decision of a court of competent jurisdiction with respect to the disposition of the Claim or the right to indemnity with respect to the Third Party Claim, in either case holding in favor of the SPI Indemnity, and the period for the filing of any available appeals with respect thereto shall have expired. Upon receipt of either a jointly signed direction or a certified copy of such a decision, the Escrow Agent shall promptly take the action as set forth therein.

          (i) The Escrow Agent shall confirm its disbursements from the Escrowed Cash as soon as practicable by telephone and fax transmission to the Shareholders' Representative and SPI and shall at the end of each calendar month deliver a written account statement to each of the Shareholders' Representative and SPI. The Shareholders' Representative or SPI shall advise the Escrow Agent in writing of any discrepancies which it believes to exist in any such account statement within thirty (30) days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within such thirty-day period shall conclusively be deemed confirmation by the party failing to so inform of the correctness of such account statement.

          (j) With respect to any Request or Notice which has resulted in the holding of any Retained Escrowed Cash pursuant to Section 3.3(b) hereof and with respect to which the Shareholders' Representative has notified SPI in a Reply of an objection with respect thereto, unless within one hundred twenty (120) days following the delivery of the Reply setting forth such objection (i) SPI and the Shareholders' Representative notify the Escrow Agent in writing that they have resolved such objection and instruct the Escrow Agent as to the continued holding and/or disbursement of such Retained Escrowed Cash, or (ii) the SPI Indemnitee who delivered such Request or Notice files suit in a court of competent jurisdiction seeking resolution of such objection and delivers a copy of the pleadings filed in connection therewith to the Shareholders' Representative and the Escrow Agent, the Escrow Agent shall promptly following the expiration of such 120 day period, distribute such Retained Escrowed Cash to the Shareholders in the manner provided in Section 3.3(a) and the SPI Indemnitees shall have no further right with respect to such sums after the expiration of such 120 day period. If any SPI Indemnitee shall file a suit pursuant to this paragraph (j), which suit is thereafter dismissed or otherwise terminated (which dismissal or termination is final and, if appealable, the period for the filing of an appeal with respect thereto has expired) without final determination on the merits by the court of the objection with respect to which the suit was filed, then upon delivery by the Shareholders' Representative to the Escrow Agent of a copy of the court order or other document evidencing such dismissal or termination, the Escrow Agent shall disburse the Retained Escrowed Cash to the Shareholders in accordance with Section 3.3(a), unless in connection with such dismissal or termination SPI and the Shareholders' Representative have agreed in writing to a different disposition or handling of such sum, in which case the Escrow Agent shall comply with the terms of such written agreement.

          (k) Any sums held as Retained Escrowed Cash pursuant to Section 3.3(b) hereof shall only be subject to the specific Claim or Claims with respect to which it was retained and shall not be disbursed to any SPI Indemnitee in connection with any other Claim.

     Section 3.3 Final Distribution.

          (a) Except as otherwise provided in subsection (b) hereof, on the Survival Expiration Date the Escrow Agent shall pay and deliver to the Shareholders all Escrowed Cash then held by it, in accordance with their respective Shareholder's Percentages.

          (b) If, prior to the Survival Expiration Date, the Escrow Agent receives a Request or a Notice in accordance with Section 3.2 hereof and the right to indemnity for the Claim or Third Party Claim to which such Request or Notice relates has not been finally resolved in accordance with Section 3.2 by the Survival Expiration Date, Escrow Agent shall, notwithstanding the expiration of the Survival Expiration Date, retain custody of such portion of the Escrowed Cash as is equal to the amount claimed in the Request and/or the amount claimed in any Third Party Claim with respect to which the Notice relates (the "Retained Escrowed Cash") and shall distribute the remaining portion of the Escrowed Cash to the Shareholders pursuant to subsection (a) hereof. Escrow Agent shall thereafter continue to hold the Retained Escrowed Cash pursuant to the terms and conditions of this E6crow Agreement and shall only distribute the Retained Escrowed Cash in accordance with Section 3.2 hereof.

          (c) Upon the final distribution by the Escrow Agent of all Escrowed Cash and all Retained Escrowed Cash as provided in this Escrow Agreement, the Escrow Agent shall thereafter be discharged of any further duties or obligations under this Escrow Agreement.

                                    ARTICLE 4

                         TERMINATION OF ESCROW AGREEMENT

     Section 4.1 Termination. This Escrow Agreement shall terminate upon the final transfer and delivery by the Escrow Agent of all amounts of the Escrowed Cash in accordance with either (i) the provisions of Article 3 hereof or (ii) a joint written direction of the Shareholders' Representative and SPI directing the disposition of the Escrowed Cash.

                                    ARTICLE 5

                           INVESTMENT OF ESCROWED CASH

     Section 5.1 Investment of Escrowed Cash. Except as SPI and the Shareholders' Representative may from time to time direct in writing, the Escrow Agent shall invest the Escrowed Cash, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with the remainder being deposited and maintained in a money market deposit account with Escrow Agent until disbursement in accordance with this Escrow Agreement. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrowed Cash consisting of investments in order to provide for payments required to be made in accordance with this Escrow Agreement.

     Section 5.2 Interest on Escrowed Cash. All interest or other income income") received or paid on or with respect to any of the Escrowed Cash shall be the property of the Shareholders (who shall be considered the owners thereof for the purpose of all local, state and federal taxes, on a pro rata basis based on their respective Shareholder's Percentage) and shall not become a part of the Escrowed Cash, but shall be held by the Escrow Agent free of any claims of any SPI Indemnitee. Such income shall be distributed, from time to time, as follows:
(i) to the Shareholders' Representative, upon written request by it to the Escrow Agent, such portion of any earned income then held by the Escrow Agent which is necessary to reimburse the Shareholders' Representative for any costs or expenses incurred by it in connection with any Claim asserted by any SPI Indemnitee, which pursuant to Section 3.2(e) may be paid out of such income; and
(ii) to the Shareholders, on a pro rata basis based upon their respective Shareholder's Percentage, on a quarterly basis, the amount of any income then held by the Escrow Agent, less the amount of any sums then due to the Shareholders' Representative pursuant to clause (i) of this Section 5.2 and less such amount, if any, as the Shareholders' Representative may request in writing to be held in reserve to provide for the payment of any future sums which may be payable to it in accordance with such clause (i). As soon as practicable after the end of each calendar year or part of a calendar year during which this Escrow Agreement shall remain in effect, the Escrow Agent shall prepare and deliver to each Shareholder a Form 1099 reflecting all interest and other income earned or paid on the Escrowed Cash for the account of the Shareholders. The Escrow Agent may condition any payment of interest or other income to any Shareholder hereunder upon such Shareholder's execution and delivery of a completed Form W-9 to the Escrow Agent.

                                    ARTICLE 6

                                  ESCROW AGENT

     Section 6.1 Limitation of Duties. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

     Section 6.2 Permissible Reliance.

          (a) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (b) The Escrow Agent shall be deemed to have properly delivered the Escrowed Cash upon (i) placing the monies in the United States mail in a suitable package or envelope with first class prepaid postage affixed, addressed to the addressee at such addressee's address as set forth in this Escrow Agreement or such other address as such Person shall have furnished to the Escrow Agent in writing; (ii) delivery in person at the offices of the Escrow Agent; or (iii) delivery in any other manner pursuant to written instructions of SPI or the Shareholders' Representative, as applicable.

          (c) Payment of monies hereunder shall be made by check or by wire transfer of immediately available funds in accordance with instructions contained in the applicable disbursement notice to the Escrow Agent.

     Section 6.3 Liability of Escrow Agent. Absent gross negligence or willful misconduct, the Escrow Agent shall not be liable to SPI, CPG, the Shareholders, the Shareholders' Representative, the Surviving Corporation or any other Person for any action taken by it in good faith and believed by it to be authorized or within the rights and powers conferred upon it by this Escrow Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent is authorized by each of SPI, CPG, and the Shareholders' Representative to rely upon all representations, both actual and implied, of each of SPI and the Shareholders' Representative and all other persons relating to this Escrow Agreement and/or the Escrowed Cash including, without limitation, representations as to authority to execute and deliver this Escrow Agreement, notifications, receipts or instructions hereunder, and the Escrow Agent shall not be liable to any person in any manner by reason of such reliance.

     Section 6.4 Resignation of Escrow Agent. The Escrow Agent may resign at any time upon 30 days prior written notice to SPI and to the Shareholders' Representative. In such event, the Shareholders' Representative shall appoint a successor escrow agent with the consent of SPI (not to be unreasonably withheld) and shall give the Escrow Agent notice of the address of, a successor Escrow Agent within such 30 day notice period. Upon the effective date of its resignation, the Escrow Agent shall either (i) deliver the Escrowed Cash to such successor escrow agent selected by the Shareholders' Representative with SPI's consent as provided above, or (ii) if it has not been notified of such a selected successor escrow agent, deliver the Escrowed Cash, if any is still being held, to a successor escrow agent appointed by a court of competent jurisdiction upon the petition of the Escrow Agent.

     Section 6.5 Fees and Expenses of Escrow Agent In consideration of its services hereunder the Escrow Agent shall be paid an escrow fee of ___________. ($________) (the "Escrow Fee"). SPI and the Shareholders shall each pay fifty percent (50.0%) of the Escrow Fee to the Escrow Agent and shall deliver their respective portions of the Escrow Fee to Escrow Agent simultaneously with the delivery of the Escrowed Cash.

     Section 6.6 Reliance on Counsel. Escrow Agent may from time to time consult with legal counsel of its own choosing in the event of any disagreement, or controversy, or question or doubt as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder; provided, however, that prior to consulting any such counsel Escrow Agent shall give prior written notice to SPI and Shareholders' Representative of its intent to do so. Unless SPI and Shareholders' Representative jointly notify Escrow Agent in writing within thirty (30) days after the date of such notice from Escrow Agent of their agreement with Escrow Agent as to the resolution of the disagreement, controversy, or question or doubt as to the construction of the Escrow Agreement or Escrow Agent's duties hereunder, Escrow Agent may proceed to consult its legal counsel and shall be entitled to be reimbursed for the fees and expenses of such counsel.

                                    ARTICLE 7

                          SHAREHOLDERS' REPRESENTATIVE

     Section 7.1 Representatives. The initial Shareholders' Representative shall be SC Investors, Inc., a Virginia corporation. The Shareholders may appoint a new Shareholders' Representative by the affirmative vote of Shareholders who held a majority of the shares of stock in CPG.

     Section 7.2 Actions by the Shareholders' Representative. The signature of the president, secretary, or any other duly authorized officer of the Shareholders' Representative shall be sufficient to constitute an act of the Shareholders' Representative.

                                    ARTICLE 8

                            MISCELLANEOUS PROVISIONS

     Section 8.1 Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Escrow Agent, to:   _________________________
                              _________________________
                              _________________________
                              _________________________

If to the Shareholders'
Representative or CPG, to:    SCI Investors, Inc.
                              101 Shockoe Slip, Suite O
                              Richmond, Virginia 23219
                              Attention: James E. Rogers

With a copy to:               Williams, Mullen, Christian & Dobbins
                              P.O. Box 1320
                              Richmond1 Virginia 23210-1320
                              Attention: Randolph H. Lickey, Esq.

If to SPI, to:                Specialty Paperboard, Inc.
                              Brudies Road
                              P.O. Box 498
                              Brattleboro, Vermont 05302
                              Attention: Chief Financial Officer

With a copy to:               White & Case
                              1155 Avenue of the Americas
                              New York, New York 10036
                              Attention: Frank L. Schiff, Esq.

or at such other address as any of the above may have furnished to the other parties in writing in the manner described above.

     Section 8.2 Integration. This Escrow Agreement and the Merger Agreement shall constitute the entire agreement between the parties hereto with respect to the escrow agent transactions contemplated hereby. With respect to the obligations of the Escrow Agent hereunder, if any term of this Escrow Agreement expressly conflicts with any term of the Merger Agreement, the term contained within the Merger Agreement shall govern.

     Section 8.3 Controlling Law. This Escrow Agreement shall be construed under, and governed by, the laws of [Delaware].

     Section 8.4 Binding Agreement1 Assignment This Escrow Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided, however, that no assignment of this Escrow Agreement or any of the rights or obligations hereof shall relieve any party of its obligations under this Escrow Agreement.

     Section 8.5 Amendment. This Escrow Agreement may be amended only by a written agreement executed by all of the parties hereto.

     Section 8.6 Warranty of Authority. Each party executing this Escrow Agreement warrants his, her or its authority to execute this Escrow Agreement.

     Section 8.7 Execution in Counterparts. This Escrow Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument.

     Section 8.8 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date and year first above written.


                           SPECIALTY PAPERBOARD, INC.


                           By:________________________________
                           Title:_____________________________


                           CPG ACQUISITION COMPANY


                           By:________________________________
                           Title:_____________________________

                           CPG INVESTORS INC.


                           By:________________________________
                           Title:_____________________________

                           SCI INVESTORS INC.


                           By:________________________________
                           Title:_____________________________


                           [CRESTAR BANK]


                           By:________________________________
                           Title:_____________________________

                                    EXHIBIT A

                                  SHAREHOLDERS

                                    EXHIBIT B

                     ROCHESTER ENVIRONMENTAL ESCROW AMOUNT

                                                                      Exhibit IV


================================================================================

                          TAX INDEMNIFICATION AGREEMENT

                          Dated as of October 31, 1996

                                  By and Among

                           SPECIALTY PAPERBOARD, INC.,

                                       and

                          THE SHAREHOLDERS NAMED HEREIN

================================================================================

     INDEMNIFICATION AGREEMENT (this "Agreement") dated as of October 31, 1996 by and among Specialty Paperboard, Inc. (the "Parent"), and the former stockholders of CPG Investors Inc. (the "Company") listed on the signature pages hereof (each a "Shareholder" and collectively the "Shareholders"). Capitalized terms herein which are not otherwise defined herein shall have the meanings therefor set forth in the Merger Agreement described below.

                                   WITNESSETH:

     WHEREAS, the Parent, CPG Acquisition Company ("Acquisition") and the Company have entered into a certain Merger Agreement, dated as of August 28, 1996 (the "Merger Agreement") whereby Acquisition will merge (the "Merger") with and into the Company the Company will become a wholly-owned subsidiary of the Parent (sometimes referred to herein as the "Surviving Corporation") and the shareholders of the Company (other than those exercising appraisal rights) collectively receive the Merger Consideration as provided in the Merger Agreement;

     WHEREAS, this Agreement is entered into pursuant to Section 2.18 of the Merger Agreement as a condition precedent to the obligations of the Parent and Acquisition to consummate the Merger; and

     WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I.

                                 INDEMNIFICATION

     Section 1.1 Indemnification. The Shareholders hereby agree severally, to indemnify and hold the Parent, its affiliates (including, without limitation, the Surviving Corporation and its subsidiaries) and the successors to the foregoing and their respective shareholders, officers, directors, employees and agents, harmless on an after-tax basis from and against all Taxes, losses, claims and expenses (including, without limitation, reasonable attorneys' fees and expenses) to the extent of the indemnification provided in Section 9.7 of the Merger Agreement; provided, however, that the limitations of such indemnification to available proceeds held in the Escrow Account provided in
Section 9.7 of the Merger Agreement shall be disregarded for purposes of this Agreement; and provided, further, that in no event shall the aggregate amount of each Shareholders' liability under this Agreement exceed the product of (a) such Shareholder's Percentage and (b) the aggregate amount distributed to the Shareholders pursuant to the Escrow Agreement (excluding therefrom the distribution of any income earned on such Escrow Account and excluding therefrom any amount distributed to the Shareholders from the Rochester Environmental Escrow Amount).

     Section 1.2 Indemnification Procedure. Procedures for notification, cooperation and controversies shall be as set forth in Sections 9.3 and, 9.4 and
10.3 of the Merger Agreement; provided that in the event of a conflict between
Section 9.3 or 9.4 of the Merger Agreement, on the one hand, and Section 10.3 of the Merger Agreement on the other hand, the provisions of Section 9.3 or 9.4 of the Merger Agreement, as applicable, shall govern.

                                   ARTICLE II

                       REPRESENTATIONS OF THE SHAREHOLDERS

     Representations of the Shareholders. Each of Shareholders, severally, as to such Shareholder, represents, warrants and agrees as follows:

     Section 2.1 Authorization and Validity of Agreement. Such Shareholders has the requisite power and authority to enter into this Agreement and to perform such Shareholder's obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and is a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     Section 2.2 No Conflicts. The execution, delivery and performance of this Agreement by such Shareholder will not (a) result in a violation of any law, rule, ordinance, regulation, order, judgement or decree by which such Shareholder is bound or (b) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which such Shareholder is a party or by which such Shareholder is bound.

                                   ARTICLE III

                                   TERMINATION

     Section 3.1 Termination. This Agreement shall terminate upon the expiration of all statutes of limitations applicable to the matters contained in Section
3.14 of the Merger Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

     Section 4.1 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

     Section 4.2 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 4.3 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows: if to the Parent, to Specialty Paperboard, Inc., Brudies Road, P.O. Box 498, Brattleboro, Vermont 05302 (Facsimile Number (802) 257-5900)
Attention: Chief Financial Officer, with a copy to its counsel, White & Case, 1155 Avenue of the Americas, New York, New York 10036 (Facsimile Number (212) 354-8113), Attention: Frank L. Schiff, Esq.; if to the Shareholders, to SCI Investors, Inc., 101 Stockoe Slip, Suite 0, Richmond, Virginia 23219, with copies to Harris Williams & Co., 1313 East Main Street, Suite 300, Richmond, Virginia 23219, Attention: Mr. Christopher H. Williams, and to Williams, Mullen, Christian & Dobbins, 1021 E. Carey Street, 16th Floor, Richmond, Virginia 23219 (mailing address: P.O. Box 1320, Richmond, Virginia 23210), Attention Randolph
H. Lickey, Esq., or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

     Section 4.4 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     Section 4.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     Section 4.6 Entire Agreement. This Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 4.7 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Parent and the Shareholders.

     Section 4.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     Section 4.9 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     Section 4.10 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of Delaware or in a United States District Court for a District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

     IN WITNESS WHEREOF, the Parent and the Shareholders have signed this Agreement and the Company has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.


                                       THE SHAREHOLDERS:


                                       By:_____________________________
                                          Dillwyn P. Paiste, IV


                                       By:_____________________________
                                          William W. Huffman, Jr.


                                       By:_____________________________
                                          Peter R. Hoppe


                                       By:_____________________________
                                          J. J. Lacina


                                       By:_____________________________
                                          Stanley S. Luczycki


                                       By:_____________________________
                                          Lawrence E. McEnroe


                                       By:_____________________________
                                          Homan B. Kinsley, Jr.


                                       By:_____________________________
                                          Brenton S. Halsey

                                       By:_____________________________
                                          James E. Rogers


                                       By:_____________________________
                                          Ronald Shapiro


                                       By:_____________________________
                                          James O. Eubanks


                                       AEA Investors Inc.


                                       By:_____________________________
                                          Name:
                                          Title:


                                       Winston Capital Fund I, LP


                                       By:_____________________________
                                          Name:
                                          Title:


                                       By:_____________________________
                                          Robert F. Yousey


                                       By:_____________________________
                                          A.  William Hamill

                                       AWA Paper Mfg. Co., Ltd.


                                       By:_____________________________
                                          Name:
                                          Title:


                                       Miki Sangyo (USA) Inc.


                                       By:_____________________________
                                          Name:
                                          Title:


                                       The Tredegar Trust Company
                                         Trustee u/a dated 12/2/86
                                         f/b/o Blake F. Hamill
                                         (EIN 13-6880133)


                                       By:_____________________________
                                          Name:
                                          Title:


                                       The Tredegar Trust Company
                                         Trustee u/a dated 12/2/86
                                         f/b/o Carter B. Hamill
                                         (EIN 13-6880134)


                                       By:_____________________________
                                          Robert C. Wardwell


                                       By:_____________________________
                                          Murray E. Spruce

                                       THE PURCHASER:

                                       SPECIALTY PAPERBOARD, INC.


                                       By:_____________________________
                                          Name:
                                          Title: